UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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Applied Industrial Technologies Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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APPLIED INDUSTRIAL TECHNOLOGIES, INC.
1 APPLIED PLAZA
CLEVELAND, OHIO 44115
(216) 426-4000
www.applied.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

We are pleased to invite you to the 2010 annual meeting of the shareholders of Applied Industrial Technologies, Inc. The meeting will be at our headquarters, 1 Applied Plaza, East 36th Street and Euclid Avenue, Cleveland, Ohio, 44115 on Tuesday, October 26, 2010, at 10:00 a.m., Eastern Time. The meeting will be held for the following purposes:

1.	Electing as directors, for a three-year term, the three nominees named in the attached proxy statement, and

2.	Voting on a proposal to ratify the appointment of independent auditors for the fiscal year ending June 30, 2011.

Shareholders of record at the close of business on August 30, 2010, are entitled to vote at the meeting. The transfer books will not be closed. A list of shareholders as of the record date will be available for examination at the meeting.

The attached proxy statement describes the business of the meeting and provides information about our corporate governance. After the meeting, we will report on our operations and other matters of interest.

Fred D. Bauer
Vice President-General Counsel
& Secretary

September 9, 2010

YOUR VOTE IS IMPORTANT! WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING,
PLEASE PROMPTLY VOTE BY TELEPHONE, VIA THE INTERNET, OR BY EXECUTING AND
RETURNING THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.
VOTING EARLY WILL HELP AVOID ADDITIONAL SOLICITATION COSTS.

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be Held on October 26, 2010.

The Proxy Statement and 2010 Annual Report to Shareholders are available at
www.applied.com/proxy

PROXY STATEMENT

INTRODUCTION AND VOTING INFORMATION

In this statement, “we,” “our,” “us,” and “Applied” all refer to Applied Industrial Technologies, Inc., an Ohio corporation. Our common stock, without par value, is listed on the New York Stock Exchange with the ticker symbol “AIT.”

What is the proxy statement’s purpose?

The proxy statement summarizes information you need to vote at our 2010 annual meeting of shareholders to be held on Tuesday, October 26, 2010, at 10:00 a.m., Eastern Time, at our headquarters, and any adjournment of that meeting. We are sending the proxy statement to you because Applied’s Board of Directors is soliciting your proxy to vote your shares at the meeting. The proxy statement and the accompanying proxy card are being sent to shareholders of record on or about September 9, 2010.

On what matters are shareholders voting?

•	The election, as directors, of the three nominees named on pages 5 and 6, and

•	A proposal to ratify the Audit Committee’s appointment of Deloitte & Touche LLP as Applied’s independent auditors for the fiscal year ending June 30, 2011.

Who may vote and what constitutes a quorum at the meeting?

Only shareholders of record at the close of business on August 30, 2010, may vote. As of that date, there were 42,418,166 outstanding shares of Applied common stock, without par value. The holders of a majority of those shares will constitute a quorum to hold the meeting. A quorum is necessary for valid action to be taken.

We have no class or series of shares outstanding other than our common stock.

How many votes do I have?

Each shareholder is entitled to one vote per share.

How do I vote?

The answer depends on whether you hold the shares directly in your name, or through a broker, trustee, or other nominee, such as a bank.

•	Shareholder of record. If your shares are registered in your name with our registrar, Computershare Trust Company, N.A., you are considered the shareholder of record and these proxy materials have been sent directly to you. You may vote in person at the meeting. You may also grant us your proxy to vote your shares by telephone, via the Internet, or by mailing your signed proxy card in the postage-paid envelope provided. The card provides voting instructions.

•	Beneficial owner. If your shares are held in a brokerage account, by a trustee, or by another nominee, then that other person is considered the shareholder of record. We sent these proxy materials to that other person, and they have been forwarded to you with a voting instructions card. As the shares’ beneficial owner, you have the right to direct your broker, trustee, or other nominee how to vote, and you are also invited to attend the meeting. Please refer to the information your broker, trustee, or other nominee provided to see what voting options are available to you.

•	Beneficial owner of shares held in Applied’s Retirement Savings Plan or Supplemental Defined Contribution Plan. If you own shares in one of these company plans, then you may direct the plan’s trustee how to vote your shares by telephone, via the Internet, or by mailing in your signed voting instructions card.

Votes submitted by telephone or online for shares held in the Retirement Savings Plan or Supplemental Defined Contribution Plan must be received by Thursday, October 21, 2010; votes by telephone or online for other shares must be received by Monday, October 25, 2010.

If you attend the meeting and vote in person, a ballot will be available when you arrive. If, however, your shares are held in the name of your broker, trustee, or other nominee, you must bring a valid proxy from that party giving you the right to vote the shares.

What if I don’t indicate my voting choices?

If Applied receives your proxy in time to use at the meeting, your shares will be voted according to your instructions. If you have not indicated otherwise on the proxy you submit, your shares will be voted as the Board of Directors recommends on the two matters identified above. In addition, the proxies will vote your shares according to their judgment on other matters brought before the meeting.

What effect do abstentions and broker non-votes have?

Brokers holding shares for beneficial owners must vote the shares according to instructions they receive from the owners. If instructions are not received, then brokers may vote the shares at their discretion, except if New York Stock Exchange (“NYSE”) rules preclude brokers from exercising discretion relative to a specific type of proposal — this is called a “broker non-vote.”

Under new NYSE rules, brokers no longer have discretionary authority to vote on the election of directors, so we expect there will be broker non-votes on Item 1. Broker non-votes will not, however, impact the vote’s outcome because, pursuant to Ohio law, the properly nominated candidates receiving the greatest number of votes will be elected.

The affirmative vote of a majority of the votes cast at the meeting is required to approve Item 2. In determining the votes cast on the item, abstentions will not count as votes cast and, accordingly, will not affect the vote’s outcome. Brokers still have discretionary authority to vote on Item 2, so there will be no broker non-votes on that item.

What does it mean if I receive multiple sets of proxy materials?

Receiving multiple sets usually means your shares are held in different names or different accounts. Please respond to all of the proxy solicitation requests to ensure all of your shares are voted.

May I revoke my proxy?

You may revoke your proxy before it is voted at the meeting by notifying Applied’s Secretary in writing, voting a second time by telephone or via the Internet, returning a later-dated proxy card, or voting in person. Your presence at the meeting will not by itself revoke the proxy.

Who pays the costs of soliciting proxies?

Applied pays these costs. We will also pay the standard charges and expenses of brokers or other nominees for forwarding these materials to, and obtaining proxies from, beneficial owners. Directors, officers, and other employees, acting on our behalf, may solicit proxies. We have also retained Morrow & Co., LLC, at an estimated fee of $7,000 plus expenses, to aid in soliciting proxies from brokers and institutional holders. In addition to using the mail, proxies may be solicited personally, and by telephone, facsimile, or other electronic means.

Who counts the votes?

Computershare Trust Company, N.A., will act as inspector of election and tabulate the votes.

ITEM 1 — ELECTION OF DIRECTORS

Applied’s Code of Regulations divides our Board of Directors into three classes. The directors in each class are elected for three-year terms so that the term of one class expires at each annual meeting. At the 2010 annual meeting, the shareholders will elect directors for a three-year term expiring in 2013 or until their successors have been elected and qualified. Pursuant to Ohio law, the properly nominated candidates receiving the greatest number of votes will be elected.

The Board’s Corporate Governance Committee recommended, and the Board has nominated, three incumbents for election as directors: William G. Bares, L. Thomas Hiltz, and Edith Kelly-Green.

Ms. Kelly-Green and Mr. Bares were most recently elected at the 2007 annual meeting and their terms expire this year. Mr. Hiltz was elected at the 2008 annual meeting and his current term expires in 2011. The Board renominated them following the Corporate Governance Committee’s review and evaluation of their performance.

Mr. Hiltz has been nominated to replace Stephen E. Yates in the class whose term will expire in 2013. Mr. Yates resigned effective with the expiration of his term at the 2010 annual meeting. The Board currently intends to reduce its size to 10 directors following the effective time of Mr. Yates’s resignation. The Board reassigned Mr. Hiltz to this class to comport with both applicable law and Section 9 of Applied’s Code of Regulations, which provides in relevant part, “If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible . . . .”

The directors serving for terms expiring in 2011 and 2012 will continue in office.

The proxies named on the proxy card accompanying the materials sent to shareholders of record intend to vote for the three nominees unless authority is withheld. If a nominee becomes unavailable to serve, the proxies reserve discretion to vote for any other person or persons who may be nominated at the meeting and/or to vote to reduce the number of directors. We are not aware of any existing circumstance that would cause a nominee to be unavailable to serve.

The Board of Directors recommends that the shareholders vote FOR the nominees.

Below we show background information about the nominees and the directors continuing in office. Unless otherwise stated, the individuals have held the positions indicated for the last five years. We also include a summary of reasons our Board concluded, as of the date of this proxy statement, that the respective director or nominee should serve as an Applied director, in light of our business and governance structure. The summaries are not comprehensive, but describe the primary experiences, attributes, and skills that the Board believes qualify the individuals to continue as directors. In addition to the qualifications referred to below, we believe each individual has a reputation for integrity, honesty, and high ethical standards, and has demonstrated strong business judgment.

Nominees for Election as Directors with Terms Expiring in 2013

William G. Bares

Director since 1986, member of Executive and Executive Organization & Compensation Committees

Business Experience. Mr. Bares, age 69, retired as Chairman and Chief Executive Officer of The Lubrizol Corporation (NYSE: LZ) in 2004. Lubrizol is a premier specialty chemical company focused on providing innovative technology to global transportation, industrial, and consumer markets.

Other Directorship in Previous 5 Years. KeyCorp (NYSE: KEY)

Qualifications. Mr. Bares has demonstrated success in business and strong public company leadership skills, serving as Lubrizol’s Chairman and Chief Executive Officer for eight years and President for over 20 years. In those roles, he directed his company’s global expansion, including making significant business acquisitions and overseeing their financing. As a member of several public company boards during his career, he has chaired numerous key committees and has also served as the lead or presiding director. These experiences enable Mr. Bares to be an effective director and chair of the Executive Organization & Compensation Committee.

L. Thomas Hiltz

Director since 1981, member of Corporate Governance Committee

Business Experience. Mr. Hiltz, age 64, is an attorney in Covington, Kentucky and is one of five trustees of the H.C.S. Foundation, a charitable trust which has sole voting and dispositive power with respect to 600,000 shares (as of June 30, 2010) of Applied stock.

Other Directorship in Previous 5 Years. Great American Financial Resources, Inc. (formerly NYSE: GFR; 2007-2008)

Qualifications. Mr. Hiltz’s background as a practicing lawyer and fiduciary includes diverse experience with business transactions, including mergers and acquisitions, and board governance. In addition to his service for Great American Financial Resources, Inc. (prior to its acquisition by American Financial Group, Inc.), he has served as a director of numerous private companies, some with significant minority shareholder bases, and led those boards in overseeing large corporate transactions. Mr. Hiltz also is the Board’s longest-serving member, contributing to Board deliberations an institutional memory stretching back several generations of executive teams.

Edith Kelly-Green

Director since 2002, member of Corporate Governance Committee

Business Experience. Until her retirement in 2003, Ms. Kelly-Green, age 57, was Vice President and Chief Sourcing Officer of FedEx Express, the world’s largest express transportation company and a subsidiary of FedEx Corporation (NYSE: FDX).

Qualifications. Ms. Kelly-Green has significant procurement and logistics experience from her service with FedEx Express, where she was successful in designing and enhancing the company’s extensive internal supply chain processes. Because Applied is a distributor, the processes of buying, inventorying, and transporting products are critical to our business. In addition, her career began in the field of accounting as a Certified Public Accountant with an international public accounting firm and she served as Vice President-Internal Audit with FedEx Corporation. Ms. Kelly-Green’s skills and background in these areas make her well-suited for our company and Board.

Continuing Directors with Terms Expiring in 2011

John F. Meier

Director since 2005, member of Executive Organization & Compensation Committee

Business Experience. Mr. Meier, age 62, is Chairman and Chief Executive Officer of Libbey Inc. (NYSE Amex: LBY), a leading supplier of glass tableware products in the U.S., Canada, and Mexico, in addition to supplying to other key international markets.

Other Directorships in Previous 5 Years. Cooper Tire & Rubber Company (NYSE: CTB), Libbey Inc.

Qualifications. Mr. Meier has served as Libbey’s Chairman and Chief Executive Officer for 17 years, having led the company through significant business acquisitions and international expansion. He brings to the Board broad general management and marketing experience, including considerable experience working with distributors in markets throughout the world. He also contributes the knowledge and skills he has acquired and continues to acquire through service on other public company boards.

David L. Pugh

Director since 2000, member of Executive Committee

Business Experience. Mr. Pugh, age 61, is Applied’s Chairman & Chief Executive Officer.

Other Directorships in Previous 5 Years. Hexcel Corporation (NYSE: HXL; since 2006), JLG Corporation (formerly NYSE: JLG; 2004 – 2006), OM Group, Inc. (NYSE: OMG; 2007 – 2010)

Qualifications. Mr. Pugh is the only officer of our company to serve on the Board. As Chief Executive Officer for over a decade, Mr. Pugh has a deep understanding of Applied, its lines of business, and its markets. He has demonstrated his leadership abilities and commitment to Applied since he joined us in 1999. Prior to that time, his career included extensive marketing, operations, business development, and general management experience as an executive with global responsibilities for leading industrial equipment companies including Rockwell Automation Inc. (NYSE: ROK), Square D Company, and Westinghouse Electric Company. Mr. Pugh’s service on other NYSE-listed company boards has enhanced his contributions to our Board and, more broadly, to Applied overall.

Peter C. Wallace

Director since 2005, member of Executive Organization & Compensation Committee

Business Experience. Mr. Wallace, age 56, has served as President and Chief Executive Officer, and a director, of Robbins & Myers, Inc. (NYSE: RBN) since 2004. Robbins & Myers is a leading designer, manufacturer, and marketer of highly engineered, application-critical equipment and systems for the pharmaceutical, energy, and industrial markets worldwide. Prior to joining Robbins & Myers, Mr. Wallace was President and Chief Executive Officer of IMI Norgren Group, a manufacturer of sophisticated motion and fluid control systems for original equipment manufacturers.

Other Directorships in Previous 5 Years. Robbins & Myers, Inc., Rogers Corporation (NYSE: ROG, since 2010)

Qualifications. Mr. Wallace has a wide and varied background as a senior executive in global industrial equipment manufacturing. He brings to the Board the perspective of someone familiar with all facets of worldwide business operations, including the experience of leading a NYSE-listed company. Prior to joining Robbins & Myers, Mr. Wallace had global responsibilities for equipment manufacturers with product lines that Applied (and others) represented as a distributor in the fluid power and power transmission component fields. In those roles, he developed significant knowledge about Applied’s industry, including the dynamics of the relationships between industrial product manufacturers and their distributors. These experiences and knowledge, along with his service on other NYSE-listed company boards, enhance Mr. Wallace’s contributions and value to our Board.

Continuing Directors with Terms Expiring in 2012

Thomas A. Commes

Director since 1999, member of Audit and Executive Committees

Business Experience. Until his retirement in 1999, Mr. Commes, age 68, was President and Chief Operating Officer, and a director, of The Sherwin-Williams Company (NYSE: SHW), a manufacturer, distributor, and retailer of paints and painting supplies. His career included service as that company’s Chief Financial Officer.

Other Directorships in Previous 5 Years. Agilysys, Inc. (NasdaqGS: AGYS), U-Store-It Trust (NYSE: YSI; 2004 – 2008)

Qualifications. Mr. Commes has an extensive background in finance and accounting through his education and work as a Certified Public Accountant with an international public accounting firm and later as a financial executive for several large retailers, culminating in his role as Sherwin-Williams’ Chief Financial Officer. Mr. Commes then served as President and Chief Operating Officer of Sherwin-Williams, a multi-billion dollar company, for over a decade. From these experiences, he brings to the Board in-depth knowledge of business operations, including the logistics of operating a network of distribution centers and sales outlets, a fundamental characteristic of our business. He also has extensive acquisitions and financing experience. This knowledge and experience, along with his service on other public company boards, make him well-suited for our Board and, in particular, the Audit Committee, which he chairs.

Peter A. Dorsman

Director since 2002, member of Corporate Governance and Executive Committees

Business Experience. Mr. Dorsman, age 55, has served as Senior Vice President, Global Operations for NCR Corporation (NYSE: NCR) since October 2007. NCR is a global technology company providing assisted and self-service solutions and comprehensive support services that address the needs of retail, financial, travel, healthcare, hospitality, entertainment and gaming organizations in more than 100 countries. He joined NCR in April 2006 as Vice President and General Manager of its Systemedia business. From 2000 to 2004, he had been Executive Vice President & Chief Operating Officer of The Standard Register Company (NYSE: SR), a leading provider of information solutions for financial services, healthcare, manufacturing, and other markets worldwide.

Qualifications. Mr. Dorsman has broad experience in marketing, sales, strategy, and operations. At NCR, a multi-billion dollar company, he is responsible for global demand and supply planning, sourcing, manufacturing, fulfillment services, logistics, quality/continuous improvement, and sales order management. With his diverse background and knowledge, he contributes insights about many aspects of our business operations and initiatives. In addition, Mr. Dorsman’s leadership skills and dedication have made him an effective Corporate Governance Committee chair and presiding non-management director.

J. Michael Moore

Director since 1997, member of Audit Committee

Business Experience. Mr. Moore, age 67, is President of Oak Grove Consulting Group, Inc. He was Chairman and Chief Executive Officer of Invetech Company, a distributor of bearings, mechanical and electrical drive system products, industrial rubber products, and specialty maintenance and repair products, prior to its acquisition by Applied in 1997.

Qualifications. Mr. Moore was the longtime Chairman and Chief Executive Officer of Invetech, an industrial distributor and direct competitor of Applied’s. After Applied acquired Invetech, Mr. Moore continued to participate in industry trade associations, and served as board chairman of the National Association of Wholesaler-Distributors. His firsthand experience with the operational, financial, and marketplace dynamics of Applied’s industry makes him a key contributor to the Board’s business discussions. In addition, Mr. Moore’s career includes service as Invetech’s Chief Financial Officer and as a board member, and chairman, of the Detroit branch of the Federal Reserve Bank of Chicago.

Dr. Jerry Sue Thornton

Director since 1994, member of Audit Committee

Business Experience. Dr. Thornton, age 63, is President of Cuyahoga Community College, the largest multi-campus community college in Ohio.

Other Directorships in Previous 5 Years. American Greetings Corporation (NYSE: AM), RPM, Inc. (NYSE: RPM), National City Corporation (formerly NYSE: NCC; 2001 – 2009)

Qualifications. Dr. Thornton is a preeminent educator with significant experience in career training. Our workforce is our most important resource, and her background and skills help the Board monitor Applied’s efforts to maximize our associates’ potential. Having served as Cuyahoga Community College’s President for over 18 years, overseeing a budget of over $320 million, she also contributes broad general management skills to Applied’s Board. In addition, Dr. Thornton has extensive service as a director of other NYSE-listed companies, including participation on numerous key board committees.

ITEM 2 — RATIFICATION OF AUDITORS

Subject to shareholder ratification, the Audit Committee has appointed Deloitte & Touche LLP to serve as independent auditors for the fiscal year ending June 30, 2011. The committee made the appointment after evaluating the firm and its performance. Deloitte & Touche has confirmed it is not aware of any relationship between the firm (and its affiliates) and Applied that may reasonably be thought to bear on its independence.

Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates billed the following fees, including expenses, to Applied for fiscal years 2010 and 2009:

Type of Fees	Fiscal 2010 ($)	Fiscal 2009 ($)
Audit Fees	924,600	1,101,000
Audit-Related Fees	18,900	59,900
Tax Fees	363,600	403,600
All Other Fees	4,300	3,600

Audit-Related Fees in 2010 include amounts paid for debt compliance letters, financial accounting and reporting consultations, and other agreed upon procedures, and in 2009 were for acquisition due diligence ($51,900) and debt compliance letters and other agreed upon procedures ($8,000).

Tax Fees in 2010 were for tax compliance and return preparation ($60,000) and consulting ($303,600) and in 2009 were for tax compliance and return preparation ($69,100) and consulting ($334,500).

All Other Fees in 2010 and in 2009 were for an annual subscription to an accounting research tool.

The Audit Committee pre-approves the services performed by the independent auditors to assure that the provision of the services does not impair the auditors’ independence. If a type of service to be provided is not included in the committee’s general pre-approval, then it requires specific pre-approval. In addition, any services exceeding pre-approved cost levels require additional committee pre-approval. The committee has delegated pre-approval authority to its chair, provided that the committee reviews the chair’s action at its next regular meeting. The committee also reviews, generally on a quarterly basis, reports summarizing the services provided by the independent auditors.

Unless otherwise indicated, the accompanying proxy will be voted in favor of ratifying Deloitte & Touche’s appointment. Ratification requires the affirmative vote of a majority of the shares cast at the meeting. If Deloitte & Touche withdraws or otherwise becomes unavailable for reasons not currently known, the proxies will vote for other independent auditors, as they deem appropriate.

We expect one or more Deloitte & Touche representatives to be present at the meeting. They will have the opportunity to make a statement and we expect them to be available to respond to appropriate questions.

The Board of Directors recommends that the shareholders vote FOR ratifying the appointment of the independent auditors.

CORPORATE GOVERNANCE

Corporate Governance Documents

Applied’s Internet address is www.applied.com. The following corporate governance documents are available free of charge via hyperlink from the website’s investor relations area:

•	Code of Business Ethics,

•	Board of Directors Governance Principles and Practices,

•	Director Independence Standards, and

•	Charters for the Audit, Corporate Governance, and Executive Organization & Compensation Committees of our Board.

Director Independence

Under the NYSE corporate governance listing standards, a majority of Applied’s directors must satisfy the NYSE criteria for “independence.” In addition to having to satisfy stated minimum requirements, no director qualifies under the standards unless the Board affirmatively determines the director has no material relationship with Applied. In assessing a relationship’s materiality, the Board has adopted categorical standards, which may be found via hyperlink from our website’s investor relations area.

The Board has determined that all the directors, other than Mr. Pugh, our Chief Executive Officer, meet these independence standards.

Director Attendance at Meetings

During the fiscal year ended June 30, 2010, the Board had eight meetings. Each director attended at least 75% of the total number of meetings of the Board and all committees on which he or she served.

Applied expects its directors to attend the annual meeting of shareholders, just as they are expected to attend Board meetings. All the directors attended last year’s annual meeting.

Meetings of Non-Management Directors

Applied’s non-management directors meet in executive sessions without management, typically at every regular Board meeting. Mr. Dorsman, the Corporate Governance Committee chair, calls and serves as presiding director of the sessions. On the independent directors’ behalf, the presiding non-management director provides feedback to management from the sessions, collaborates with management in developing Board meeting schedules and agendas, and performs other duties as determined by the Board or its Corporate Governance Committee.

Board Leadership Structure

The Board is led by a Chairman it elects. Mr. Pugh, our Chief Executive Officer, is also Chairman. All of our other directors are independent.

The Board periodically evaluates its leadership structure. The Board believes that, at this time, having our CEO as Chairman is in Applied’s best interests because it promotes unity of vision for the company’s leadership. The Board also believes that Applied and its shareholders are currently best served by having a Chairman who has a wide-ranging, in-depth knowledge of Applied’s operations and the business landscape and who can best identify the strategic issues to be considered by the Board. In addition, the structure promotes the timely flow of information to support Board decision-making.

There are benefits and limitations to combining the offices of Chairman and Chief Executive Officer, but the Board believes that, in Applied’s case, the limitations are substantially diminished by existing safeguards. These safeguards include the roles of the presiding non-management director and the independent chairs of the key committees, regular meetings of the non-management directors in executive session, and the fact that executive compensation is determined by a committee of independent directors who make extensive use of peer benchmarking. The Board has thus concluded that its leadership structure is optimal for Applied and its shareholders at this time.

Committees

The Board’s Audit, Corporate Governance, and Executive Organization & Compensation Committees are composed solely of independent directors, as defined in the NYSE listing standards and Applied’s categorical standards, and, in the case of the Audit Committee, under applicable federal securities laws.

The committee members’ names and number of meetings held in fiscal 2010 follow:

Committee	Members	Number of Meetings
Audit Committee	Thomas A. Commes, chair J. Michael Moore Dr. Jerry Sue Thornton Stephen E. Yates	4
Corporate Governance Committee	Peter A. Dorsman, chair L. Thomas Hiltz Edith Kelly-Green	4
Executive Organization & Compensation Committee	William G. Bares, chair John F. Meier Peter C. Wallace	6

We briefly describe each committee below. Each committee’s charter, posted via hyperlink from the investor relations area of Applied’s website, contains a more complete description. The Board also has a standing Executive Committee which, during the intervals between Board meetings and subject to the Board’s control and direction, possesses and may exercise the Board’s powers. The Executive Committee, whose members include the Chairman, the presiding non-management director, and the other committee chairs, did not meet in fiscal 2010.

Audit Committee. The Audit Committee assists the Board in fulfilling its oversight responsibility with respect to the integrity of Applied’s accounting, auditing, and reporting processes. The committee appoints, determines the compensation of, evaluates, and oversees the work of the independent auditor, reviews the auditor’s independence, and approves non-audit work to be performed by the auditor. The committee also reviews, with management and the auditor, annual and quarterly financial statements, the scope of the independent and internal audit programs, audit results, and the adequacy of Applied’s internal accounting and financial controls.

The Board has determined that each Audit Committee member is independent for purposes of section 10A of the Securities Exchange Act of 1934 and that Mr. Commes is an “audit committee financial expert,” as defined in Item 407(d)(5) of Securities and Exchange Commission (“SEC”) Regulation S-K.

The Audit Committee’s report is on page 45 of this proxy statement.

Corporate Governance Committee. The Corporate Governance Committee assists the Board by reviewing and evaluating potential director nominees, Board and Chief Executive Officer performance, Board governance matters, director compensation, compliance with laws, public policy matters, and other issues. The committee also administers long-term incentive awards to directors under the 2007 Long-Term Performance Plan.

Executive Organization & Compensation Committee. The Executive Organization & Compensation Committee monitors and oversees Applied’s management succession planning and leadership development processes, nominates candidates for the slate of officers to be elected by the Board, and reviews, evaluates, and approves the executive officers’ compensation and benefits. The committee also administers incentive awards to executives under the 2007 Long-Term Performance Plan, including the annual Management Incentive Plan. Towers Watson & Co. serves as the committee’s independent executive compensation consultant.

In approving the officers’ compensation and benefits, the committee bases its decisions on a number of factors and considerations, including the following: the committee’s own reasoned judgment; peer group and market survey information and recommendations provided by the independent consultant; and recommendations from Mr. Pugh, Applied’s Chief Executive Officer, as to the other officers’ compensation and benefits.

For more information on the committee, please read, beginning on page 18, the “Compensation Discussion and Analysis” portion of this proxy statement.

Board’s Role in Risk Oversight

Risk is inherent in every enterprise, and Applied faces many risks of varying size and intensity. While management is responsible for day-to-day management of those risks, the Board, as a whole and through its committees, oversees and monitors risk management. In this role, the Board is responsible for satisfying itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The Board believes that robust communication with management is essential for risk management oversight. Senior management attends quarterly Board meetings and is available to respond to directors’ questions or concerns about risk management-related and other matters. At these meetings, management regularly presents to the Board on strategic matters involving our operations, and the directors and management engage in dialogue about the company’s strategies, challenges, risks, and opportunities. The non-management directors also meet regularly in executive session without management to discuss a variety of topics, including risk.

While the Board is ultimately responsible for risk oversight, the committees assist the Board in fulfilling its responsibility in the areas described below, with each committee chair presenting reports to the Board regarding the committee’s deliberations and actions.

•	The Audit Committee assists with respect to risk management in the areas of financial reporting, internal controls, and compliance with legal and regulatory requirements.

•	The Executive Organization & Compensation Committee assists with respect to management of risks related to executive succession and arising from our executive compensation policies and programs.

•	The Corporate Governance Committee assists with respect to management of risks associated with Board organization and membership, and other corporate governance matters, as well as company culture and ethical compliance.

As required by new SEC rules, we have assessed the risks arising from Applied’s compensation policies and practices for employees, including the executive officers. The findings were reviewed with the Executive Organization & Compensation Committee. Based on the assessment, we believe our compensation policies and practices do not encourage excessive risk-taking and are not reasonably likely to have a material adverse effect on Applied.

Communications with Board of Directors

Shareholders and other interested parties may communicate with any director by writing to that individual c/o Applied’s Secretary at 1 Applied Plaza, Cleveland, Ohio 44115. In addition, they may contact the non-management directors or key Board committees by e-mail, anonymously if desired, through a form established in the investor relations area of Applied’s website at www.applied.com. The Board has instructed Applied’s Secretary to review these communications and to exercise his judgment not to forward correspondence such as routine business inquiries and complaints, business solicitations, and frivolous communications.

Director Nominations

In identifying and evaluating director candidates, the Corporate Governance Committee first considers Applied’s developing needs and the desired characteristics of a new director, as determined from time to time by the committee. The committee then considers various attributes of candidates, including the following: business, strategic, and financial skills; independence, integrity, and time availability; diversity of gender, race, and other personal characteristics; and overall experience in the context of the Board’s needs.

As part of its ongoing efforts to strengthen the experience and quality of the Board, the committee recently engaged a professional search firm, to which it has paid a fee, to assist in identifying and evaluating potential nominees to the Board. If a suitable candidate is identified, the Board has the authority under Applied’s Code of Regulations to expand the Board and either nominate the candidate for election by shareholders or appoint the candidate to the newly-created vacancy.

The committee will also consider qualified director candidates recommended by our shareholders. Shareholders can submit recommendations by writing to Applied’s Secretary at 1 Applied Plaza, Cleveland, Ohio 44115. For consideration by the committee in the annual director nominating process, shareholders must submit recommendations at least 120 days prior to the first anniversary of the date on which our proxy statement was released to shareholders in connection with the previous year’s annual meeting. Shareholders must include appropriate detail regarding the shareholder’s identity and the candidate’s business, professional, and educational background, diversity considerations, and independence. The committee does not intend to evaluate candidates proposed by shareholders differently than other candidates.

Transactions with Related Persons

Applied’s Code of Business Ethics expresses the principle that situations presenting a conflict of interest must be avoided. In furtherance of this principle, the Board has adopted a written policy, administered by the Corporate Governance Committee, for the review and approval, or ratification, of transactions with related persons.

The related party transaction policy applies to any proposed transaction in which Applied is a participant, the amount involved exceeds $50,000, and any director, executive officer or significant shareholder, or any immediate family member of such a person, has a direct or indirect material interest. The policy provides that the Corporate Governance Committee will consider, among other things, whether the transaction is on terms no less favorable than those provided to unaffiliated third parties under similar circumstances, and the extent of the related person’s interest. No director may participate in any discussion or approval of a transaction for which he or she is a related person.

DIRECTOR COMPENSATION

Only non-employee directors receive compensation for service as directors. Mr. Pugh, our Chief Executive Officer, does not receive additional compensation for serving as a director.

Compensation Review

The Corporate Governance Committee reviews our directors’ compensation annually. The committee seeks to provide a competitive compensation program to assist with director retention and recruitment. If the committee believes a change is warranted to remain competitive considering the size and nature of our business, then the committee makes a recommendation to the Board.

In considering changes, the committee bases its decisions on a number of factors and considerations, including published survey data and the committee’s own reasoned judgment. In general, the committee targets the median director compensation levels for comparably sized companies in similar industries, considering also the time commitments required of directors. A majority of the directors must approve any change.

Management assists the committee by preparing and presenting analyses at the committee’s request, but does not play a role in determining or recommending the amount or form of director compensation.

As a result of the fiscal 2010 review, effective as of July 1, 2010, the Board approved a new $1,875 quarterly retainer for the presiding non-management director and increased the Corporate Governance Committee chair’s retainer by $625 per quarter.

Components of Compensation Program

The primary components of the director compensation program follow:

Retainers. Directors earn a $10,000 quarterly retainer.

Meeting Fees. Directors earn a $1,500 fee for the first Board or committee meeting attended per day, and $500 for each additional meeting attended on the same day, up to a maximum of $2,500 per day. Directors may be similarly compensated if they attend other meetings or telephone conferences at the

Chairman’s request. In addition, Applied pays directors $500 for any action taken by unanimous written consent or via telephone conference of less than 30 minutes.

Committee Chair Retainers. The chairs of the Audit Committee, the Corporate Governance Committee, and the Executive Organization & Compensation Committee each earn an additional $1,875 quarterly retainer.

Presiding Non-Management Director Retainer. The presiding non-management director earns an additional $1,875 quarterly retainer.

Long-Term Incentives. Annually, after considering survey data, the Corporate Governance Committee considers long-term incentive awards to the directors. In 2010, the committee awarded each director 4,437 stock options and 2,637 restricted shares under the 2007 Long-Term Performance Plan. The stock options’ exercise price is the closing market price for Applied stock on the grant date. The options are exercisable immediately and expire on the tenth anniversary of the grant date. The restricted shares vest one year after the grant date, subject to conditions as to forfeiture and acceleration of vesting.

Deferred Compensation Plan for Non-Employee Directors. Pursuant to the Deferred Compensation Plan for Non-Employee Directors, and subject to Internal Revenue Code (“Code”) section 409A, a director may defer payment of future retainer and meeting fees. Deferred fees are deemed invested, at a director’s option, in a money market fund and/or Applied stock.

At the end of the quarter in which the compensation would otherwise become due and payable, Applied transfers the amount deferred, in either cash or treasury shares (depending on the option chosen), to a grantor trust. In general, distribution of a director’s account commences in the manner — lump sum or up to 10 annual installments — and at the time designated in the director’s election form. The plan prohibits acceleration of distributions and any distribution change must comply with section 409A. The plan does not offer guaranteed or above-market returns.

Four directors currently defer all or a portion of their retainer and meeting fees and elect to have the fees invested in Applied stock.

Other Benefits. In addition to the items described above, Applied reimburses directors for travel expenses for attending meetings, as well as for expenses incurred in attending director education seminars and conferences. The directors also participate in our travel accident insurance plan and may elect to participate in our contributory health care plan, although the latter benefit will not be available to future new directors.

Stock Ownership Guideline

Applied expects each non-employee director to maintain, within five years of joining the Board, ownership of Applied shares valued at a minimum of three times the annual retainer fees. Directors may hold the shares directly or indirectly, including shares deemed invested in the Deferred Compensation Plan for Non-Employee Directors. All the directors currently satisfy this guideline.

Director Compensation — Fiscal Year 2010

The following table shows information about each non-employee director’s compensation in 2010.

	Fees Earned			All Other
	or Paid in	Stock Awards	Option Awards	Compensation
Name	Cash ($)	($) (1)	($) (2)	($) (3)	Total ($)
William G. Bares	69,500	58,251	41,847	0	169,598
Thomas A. Commes	62,000	58,251	41,847	0	162,098
Peter A. Dorsman	64,500	58,251	41,847	0	164,598
L. Thomas Hiltz	61,000	58,251	41,847	23,539	184,637
Edith Kelly-Green	58,000	58,251	41,847	0	158,098
John F. Meier	58,500	58,251	41,847	0	158,598
J. Michael Moore	57,500	58,251	41,847	22,373	179,971
Dr. Jerry Sue Thornton	56,000	58,251	41,847	0	156,098
Peter C. Wallace	60,500	58,251	41,847	0	160,598
Stephen E. Yates	57,500	58,251	41,847	0	157,598

(1)	At June 30, 2010, each director held 2,637 restricted shares of Applied stock. These shares will vest in December 2010. Applied pays dividends on the restricted stock at the same rate paid to all shareholders and the directors hold voting rights for the shares. The amounts in the table represent the aggregate grant date fair value of the 2010 awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”).

(2)	At June 30, 2010, the directors held the corresponding numbers of stock options: Mr. Bares — 48,210; Mr. Commes — 11,825; Mr. Dorsman — 39,210; Mr. Hiltz — 48,210; Ms. Kelly-Green — 34,710; Mr. Meier — 19,710; Mr. Moore — 25,710; Dr. Thornton — 48,210; Mr. Wallace — 19,710; and Mr. Yates — 48,210. The Corporate Governance Committee awarded each director 4,437 stock options in 2010. The amounts in the table represent the aggregate grant date fair value of the 2010 awards computed in accordance with FASB ASC Topic 718.

(3)	The amounts reflect the value of health care benefits. Aggregate perquisites and other personal benefits provided to each other outside director did not exceed $10,000 in value and are not required to be reported.

BENEFICIAL OWNERSHIP OF CERTAIN APPLIED SHAREHOLDERS AND MANAGEMENT

The following table shows beneficial ownership of Applied common stock, as of June 30, 2010, by (a) each person believed by us to own beneficially more than 5% of Applied’s outstanding shares, based on our review of SEC filings, (b) all directors and nominees, (c) the named executive officers included in the Summary Compensation Table on page 30, and (d) all directors, nominees, and executive officers as a group.

	Shares
	Beneficially Owned		Percent of
Name of Beneficial Owner	on June 30, 2010 (1)		Class (%) (2)
Capital World Investors 333 South Hope Street, 55th Floor Los Angeles, California 90071-1447	3,888,790	(3)	9.2
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	3,628,411	(4)	8.6
Dimensional Fund Advisors LP Building One, 6300 Bee Cave Road Austin, Texas 78746	3,121,475	(5)	7.4
Applied Industrial Technologies, Inc. Retirement Savings Plan c/o Wells Fargo Bank, N.A. 901 Marquette Avenue, Suite 500 Minneapolis, Minnesota 55402	3,114,063	(6)	7.4
William G. Bares	177,489	(7)
Fred D. Bauer	115,090
Thomas A. Commes	79,075
Peter A. Dorsman	70,426
Mark O. Eisele	176,556
L. Thomas Hiltz	669,704	(8)	1.6
Edith Kelly-Green	67,567
John F. Meier	36,425
Benjamin J. Mondics	122,042
J. Michael Moore	88,485	(9)
David L. Pugh	1,281,524		3.0
Jeffrey A. Ramras	145,572
Dr. Jerry Sue Thornton	105,498
Peter C. Wallace	39,404
Stephen E. Yates	86,004
All directors, nominees, and executive officers as a group (19 individuals)	3,504,317	(10)	8.0

(1)	We have determined beneficial ownership in accordance with SEC rules; however, the holders may disclaim beneficial ownership. Except as otherwise indicated, the beneficial owner has sole voting and dispositive power over the shares. The directors’ and named executive officers’ totals include shares that could be acquired within 60 days after June 30, 2010, by exercising vested stock options and stock-settled stock appreciation rights (“SARs”), as follow: Mr. Bares — 48,210; Mr. Bauer — 72,301; Mr. Commes — 11,825; Mr. Dorsman — 39,210; Mr. Eisele — 74,044; Mr. Hiltz — 48,210; Ms. Kelly-Green — 34,710; Mr. Meier — 19,710; Mr. Mondics — 91,016; Mr. Moore — 25,710; Mr. Pugh — 769,955; Mr. Ramras — 112,797; Dr. Thornton — 48,210; Mr. Wallace — 19,710; and Mr. Yates — 48,210. The totals also include the following shares held in nonqualified deferred compensation plan accounts for which the beneficial owner has voting, but not dispositive power: Mr. Bares — 47,732; Mr. Commes — 14,087; Mr. Dorsman — 23,838; Mr. Eisele — 6,624; Ms. Kelly-Green — 1,866; Mr. Meier — 7,762; Mr. Moore — 25,050; Mr. Ramras — 20,364; Dr. Thornton — 31,195; Mr. Wallace — 10,816; and Mr. Yates — 30,415. Each non-employee director’s total also includes 2,637 restricted shares of stock, for which the director has voting but not dispositive power. The executive officers’ totals do not include restricted stock unit holdings.

(2)	Does not show percent of class if less than 1%.

(3)	Capital World Investors reported its share ownership, including shares beneficially owned by affiliated entities, in a Form 13F filed with the SEC on August 13, 2010, indicating it had sole dispositive power for 0 shares.

(4)	BlackRock, Inc. reported its share ownership, including shares beneficially owned by affiliated entities, in a Form 13G filed with the SEC on January 29, 2010.

(5)	Dimensional Fund Advisors LP reported its share ownership, including shares beneficially owned by affiliated entities, in a Form 13F filed with the SEC on August 6, 2010, indicating it had sole voting power for 3,094,409 shares, no voting power for 27,066 shares, and sole dispositive power for 0 shares.

(6)	The trustee of the Applied Industrial Technologies, Inc. Retirement Savings Plan, a tax-qualified defined contribution plan with a Code section 401(k) feature, holds shares for the benefit of plan participants. Participants may vote all shares allocated to their accounts and also vote on a pro rata basis, as named fiduciaries, shares for which no voting instructions are received.

(7)	Includes 5,062 shares owned by Mr. Bares’ wife, who has sole voting and dispositive power.

(8)	Includes 600,000 shares held by the H.C.S. Foundation, a charitable trust of which Mr. Hiltz is one of five trustees, with sole voting and dispositive power. Pursuant to a Schedule 13D filed by the H.C.S. Foundation in 1989, the trustees, including Mr. Hiltz, disclaimed beneficial ownership of those shares.

(9)	Includes 31,247 shares held by an irrevocable family trust of which Mr. Moore disclaims beneficial ownership.

(10)	Includes 1,590,801 shares that could be acquired by the individuals within 60 days after June 30, 2010, by exercising vested stock options and SARs. In determining share ownership percentage, these stock option and SAR shares are added to both the denominator and the numerator. Also includes 61,084 shares held by Applied’s Retirement Savings Plan for the executive officers’ benefit; these shares are included too in the figure shown for the plan’s holdings.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis provides details about the compensation program for Applied’s executive officers. It describes the company’s compensation philosophy and objectives, roles and responsibilities in making compensation decisions, the components of compensation, and the reasons for compensation adjustments, incentive payments, and long-term incentive grants made in fiscal year 2010.

Unless otherwise noted, references to years in the “Executive Compensation” section of this proxy statement mean Applied’s fiscal years ending on June 30.

Summary of 2010 Compensation

The approach of the Board’s Executive Organization & Compensation Committee (the “Committee”) in 2010 to setting the executive officers’ base salaries and incentive target values aligned with the difficult economic environment and the company’s overall efforts to control expenses. In 2009, amid the recession and its impact on Applied’s business, management had acted to defer consideration of salary and wage increases for Applied’s workforce until after 2010. Likewise, and after also considering executive pay practices in the broader market, the Committee did not adjust the executive officers’ base salaries, annual incentive target values, or long-term incentive target values in 2010; all of these remained unchanged from 2009.

From the standpoint of realized incentive compensation, in 2009, when Applied’s performance declined in the recession, the executive officers did not earn annual or three-year incentive payouts. By contrast, during 2010, as described below, performance rebounded, and annual incentive pay recovered in a like manner. Applied did not, however, achieve its goals for the three-year period ending in 2010, and the executive officers again did not earn three-year incentive payouts.

Compensation Philosophy and Objectives

As with our overall business, Applied’s primary goal in compensating our executive officers is maximizing long-term shareholder return. In pursuing this goal, we seek to design and to maintain a program that will accomplish the following:

•	Attract and retain qualified and motivated executives by providing compensation that is competitive with our industry peers and in the broader marketplace for executive talent, and
•	Motivate executives to achieve goals, and to take appropriate risks, consistent with Applied’s business strategies.

Applied is an industrial distributor in a mature market. The business is highly competitive, with many other companies offering the same or substantially similar products and services. In this environment, attracting and retaining talented key employees is critical to our success. We compete for talent with other industrial distributors, industrial product manufacturers, and similarly sized companies outside our industry. For these reasons, we have designed Applied’s executive compensation program to be competitive both within our industry and in the broader marketplace.

Consistent with maximizing shareholder return, Applied believes it is important for executives to focus on both short-term and long-term performance. Accordingly, we provide annual and long-term incentive plans designed to align executives’ interests with those of shareholders.

Roles and Responsibilities

Executive Organization & Compensation Committee. The Committee is composed of independent directors and is responsible for the executive compensation program’s design and implementation. The Committee’s duties include the following:

•	Setting compensation components and levels for the Chief Executive Officer and the other executive officers,
•	Overseeing Applied’s executive compensation and benefit plans, including approving annual and long-term incentive awards, and
•	Approving incentive plan goals that use performance metrics and evaluating performance at the end of plan terms (i.e., annually and on a three-year basis) to determine whether goals have been achieved.

For every meeting at which compensation items are to be discussed, the Committee receives a tally sheet displaying updated data with respect to the material components of each executive’s compensation and benefits. This enables the Committee to make decisions with respect to each component in the context of total compensation.

Independent Compensation Consultant. Towers Watson & Co. serves as the Committee’s independent compensation consultant, assisting the Committee in the following:

•	Establishing the executive compensation program’s components,
•	Analyzing the program’s competitiveness, and
•	Setting each executive officer’s annual target compensation levels.

Towers Watson is engaged by and reports directly to the Committee. The firm’s representative directly interacts with the Committee chair between meetings and participates in meetings and performs assignments as requested. The firm submits its invoices to the chair for approval and payment by Applied.

Hewitt Associates LLC served as the Committee’s consultant for the 2010 compensation review and prepared the pay study described in “Executive Compensation Program Overview,” below. Hewitt performed no other work for Applied during the year and received no other compensation from Applied outside this engagement. After Hewitt’s lead representative for the engagement left the firm during the third quarter of fiscal 2010, the Committee interviewed other firms and ultimately selected Towers Watson as its new consultant in May 2010.

Management. While the Committee is responsible for the program’s design and implementation, management assists the Committee in several ways.

Mr. Pugh, our Chief Executive Officer, and other key executives attend portions of Committee meetings at its invitation. They prepare and present analyses at the Committee’s request, offer recommendations about program components and incentive plan goals, and regularly report on Applied’s performance. Mr. Pugh also reports on the other officers’ individual performance and makes recommendations regarding their base salaries, incentive awards, and benefits. The Committee sets Mr. Pugh’s pay in executive session without management present.

Mr. Pugh and other executives assist the Committee’s consultant by providing compensation data and other input and helping the consultant understand Applied’s organizational structure, business plans, goals, and performance, and the competitive landscape. Management does not have its own executive compensation consultant.

Executive Compensation Program Overview

Structure. The compensation program for executive officers includes the following components:

•	Base salary,
•	Annual incentives,
•	Long-term incentives,
•	Qualified and nonqualified plan benefits, and
•	Perquisites and other personal benefits.

Base salary, annual incentives, and long-term incentives are the primary components. The Committee sets base salaries to be competitive with similar positions in companies in the peer group described below. Annual incentive pay rewards the achievement of short-term earnings objectives, and longer-term earnings and total shareholder return are promoted through long-term incentive awards including performance shares, stock-settled stock appreciation rights (“SARs”), and restricted stock units (“RSUs”).

Applied’s compensation practices reflect our pay-for-performance philosophy. The Committee places the majority of the compensation provided to the officers named in the Summary Compensation Table on page 30 (the “named executive officers”), including targeted incentive compensation, at risk and tied to company-wide performance. Moreover, incentive compensation generally makes up a greater share of the overall opportunity for executives in more senior positions.

Applied also believes that programs leading to equity ownership ensure that the executives’ interests are aligned with those of shareholders. However, to avoid excessive dilution, the Committee manages incentive awards to keep annual share utilization well below 2% of the shares outstanding. The Committee regularly reviews its share utilization in relation to market practices.

With these guideposts, the Committee establishes a mix among base salary, annual incentive pay, and long-term incentive pay, as well as a mix between cash and equity-based incentives, that are aligned with competitive market practices.

The Committee generally determines each executive officer’s base salary, annual incentive target compensation (expressed as a percentage of salary), and long-term incentive target compensation independently from the other primary elements of compensation. Notwithstanding this fact, the Committee reviews data regarding total target cash compensation and total target compensation and considers such information contextually when evaluating each primary compensation element.

The following table shows the allocation (rounded) of the opportunity provided in 2010 to the named executive officers, considering the primary components of compensation — base salary, annual incentive target opportunity, and approximate long-term incentive target opportunity:

		Annual	Long-Term
		Incentive Target	Incentive Target
	Base Salary	Opportunity	Opportunity
Name and Principal Position	(% of Total)	(% of Total)	(% of Total)
David L. Pugh Chairman & Chief Executive Officer	26	26	48

Benjamin J. Mondics President & Chief Operating Officer	34	22	44

Mark O. Eisele Vice President — Chief Financial Officer & Treasurer	40	24	36

Fred D. Bauer Vice President — General Counsel & Secretary	42	23	35

Jeffrey A. Ramras Vice President — Supply Chain Management	47	23	30

The Committee’s application of compensation policies and practices among the named executive officers is consistent in all material respects. Mr. Pugh, our Chief Executive Officer, earns a higher salary and has higher incentive opportunities than the other officers. The primary components of his compensation are also more heavily weighted toward incentive pay. These distinctions are appropriate considering his responsibility and influence over Applied’s performance and they are typical among the companies in the peer group described below.

Competitive Benchmarking in 2010. In 2010, Hewitt prepared a target compensation study from its proprietary Total Compensation Measurement database to assist the Committee with competitive benchmarking. The first step in preparing the study was the Committee’s selection from Hewitt’s database, with the consultant’s input, of a peer group for evaluating compensation. For 2010, this group (the “Peer Group”) consisted of 26 companies in the distribution, manufacturing, and industrial machinery and equipment industries. The companies’ annual revenues ranged from $1 billion to over $6 billion, with a median of $2.8 billion; Hewitt recommended this range to reflect the marketplace within which Applied competes for executive talent. Management did not participate in selecting the companies.

The Peer Group included the following members:

Alliant Techsystems Inc. BorgWarner Inc. Cameron International Corporation Donaldson Company, Inc. FMC Corp. H. B. Fuller Company Herman Miller, Inc. Joy Global Inc. Kaman Corporation	Kennametal Inc. Lennox International Inc. Martin Marietta Materials, Inc. Nalco Company Olin Corporation Packaging Corporation of America Rayonier Inc. Rockwell Collins, Inc. Sauer-Danfoss Inc.	Sonoco Products Company Steelcase Inc. Thomas & Betts Corporation United Stationers Inc. Valmont Industries, Inc. Vulcan Materials Company Waters Corporation W. W. Grainger, Inc.

The Committee has changed the group from year to year due to companies ceasing to participate in the consultant’s proprietary database, changes in companies’ size or business profile, and other factors.

After the Peer Group was identified, Hewitt prepared the target compensation study. Because of the prevailing economic distress and the resulting volatility in executive pay, the Committee sought to use the study to assist in understanding broader market trends, particularly in regard to incentive target values. With this goal in mind, the Committee directed Hewitt to study four representative executive positions: chief executive officer, chief operating officer, chief financial officer, and general counsel.

Hewitt identified Peer Group pay for each position at the 25th, 50th, and 75th percentile levels. The 50th percentile is referred to here as the “market median.”

Hewitt’s study analyzed base salary, annual incentive target compensation, total short-term target compensation (base salary plus annual incentive target compensation), long-term incentive target compensation, and total target compensation (total short-term target compensation plus long-term incentive target compensation). Hewitt’s study also benchmarked company performance, comparing Applied’s total shareholder return, earnings growth, sales growth, and other financial metrics, over one-and five-year periods, with the Peer Group companies.

Using the target compensation study, the Committee benchmarked each primary compensation component, by position, against the market. In most years, the Committee seeks to target total compensation at or near market median if Applied’s performance targets are met. By design, sustained performance below target levels should result in realized total compensation below market medians, and performance that exceeds target levels should result in realized total compensation above market medians.

It is important to note, however, that market medians are only beginning reference points; the Committee also uses its subjective judgment to adjust targeted compensation to reflect factors such as individual performance and skills, long-term potential, tenure in the position, internal equity, and the position’s importance in Applied’s organization.

The Committee does not consider the executive officers’ personal wealth in determining appropriate levels of future compensation.

Components of Compensation

Base Salary. The Committee observes a general policy that base salaries for executive officers who have been in their positions for at least three years and are meeting performance expectations should be at or near (generally, within +/- 10%) the market median for comparable positions. As with all components of pay, however, the Committee, using its subjective judgment, sets salaries higher or lower to reward individual performance and skills, as well as to reflect factors such as long-term potential, tenure in the position, internal equity, and the position’s importance in Applied’s organization.

As discussed above, the Committee did not adjust the executive officers’ base salaries in 2010. In 2009, amid the recession and its impact on Applied’s business, management had acted to defer consideration of salary and wage increases for Applied’s workforce until after 2010. Likewise, and after also considering executive pay practices in the broader market, the Committee did not adjust the executive officers’ base salaries, annual incentive target values, or long-term incentive target values in 2010; all of these remained unchanged from 2009.

When compared with Hewitt’s 2010 study data for the four selected positions, the salaries for Messrs. Pugh, Eisele, and Bauer were within +/- 10% of the 2010 market medians, and the salary for Mr. Mondics, who has held his position for less than three years, was more than 10% below the market median.

Annual Incentives. The Management Incentive Plan rewards executive officers, in cash, for achieving fiscal year goals. In general, the Committee seeks to pay total short-term compensation at or near the market median when Applied meets its annual performance goals, and to pay substantially above the market median when Applied substantially exceeds its goals. If Applied does not achieve the threshold performance level, then the executive officers do not earn annual incentive pay, and pay would fall substantially below market median levels.

At the beginning of the fiscal year, after the Board reviews Applied’s annual business plan as prepared and presented by management, the Committee reviews and discusses proposed objective performance goals for the Management Incentive Plan. The Committee considers the market outlook and the business plan, along with the available opportunities and the attendant risks.

For the 2010 Management Incentive Plan, the Committee set goals tied to Applied’s net income. The Committee adopted net income growth as the sole performance measure because of its value as a proxy for annual growth in shareholder value.

Each year, the Committee sets goals it believes are attainable, but that require executives to perform at a consistently high level to achieve target award values. The Committee set the 2010 goals as follow:

	2010 Net Income
					Equal to or Greater
	Less than				than
	$38.5 million	$38.5 million	$42.8 million	$49.2 million	$55.6 million
Payout as % of Target Award Value	0%	50%	75%	100%	200%

As shown above, payouts for 2010 could have ranged from 0% to 200% of the executive officers’ target award values. The Committee established this range after considering Hewitt’s guidance as to market practices. Payouts were to be prorated on a straight-line proportional basis for net income results falling between the threshold 50%, 75%, 100%, and maximum 200% payout levels.

The $49.2 million target goal for 2010, which was 6% above 2009’s net income, reflected prospective improvements in sales and operating profit percentage based on Applied’s business plan, as well as the unusually difficult and uncertain market environment that prevailed at the beginning of the fiscal year.

Then the Committee assigns an incentive target — expressed as a percentage of salary — to each executive officer. As with base salaries, the Committee maintained target percentages for 2010 at the same levels as for 2009. The named executive officers’ targets for 2010 follow:

Name	Base Salary ($)	Incentive Target (%)	Target Award Value ($)
D. Pugh	945,000	100	945,000
B. Mondics	450,000	65	292,500
M. Eisele	438,000	60	262,800
F. Bauer	355,000	53	188,150
J. Ramras	350,000	50	175,000

When compared with Hewitt’s 2010 study data for the four selected positions, the target annual incentive award values for Messrs. Pugh, Eisele, and Bauer were within +/- 10% of the market median, and the value for Mr. Mondics, who has held his position for less than three years, was more than 10% below the market median.

Applied’s performance dictates the amounts paid. In 2009, net income performance did not reach the plan’s threshold goal and the executive officers did not earn annual incentive pay. In 2010, though, Applied’s net income of $65.9 million exceeded the maximum goal and the executive officers earned annual incentive pay at 200% of target levels.

Management Incentive Plan payouts are a component of the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table at page 30.

Long-Term Incentives. The 2007 Long-Term Performance Plan rewards executives for achieving long-term goals. The shareholder-approved plan authorizes long-term incentive awards in a variety of forms. The Committee typically makes awards annually, after the release of the previous fiscal year’s financial results.

As with the other primary compensation components, the Committee sets the awards’ value after reviewing the independent consultant’s target compensation study. In most years, the Committee seeks to provide awards with a targeted value at or near the market median for equivalent positions, with some variation to reward individual performance and skills, as well as to reflect factors such as long-term potential, responsibility, tenure in the position, internal equity, and the position’s importance in Applied’s organization.

The Committee uses long-term incentive awards for purposes of motivation, alignment with long-term company performance goals, and executive retention. The Committee intends to pay total long-term compensation at or near the market median when Applied meets its performance goals and substantially above when Applied substantially exceeds its goals. If goals are not met, then long-term compensation should fall below the market median.

As discussed above, the Committee maintained 2010 long-term incentive target values at the same levels as in 2009. When compared with Hewitt’s study data for the four selected positions, the officers’ long-term incentive target values were below the approximate market medians.

In 2010, the Committee awarded the target value approximately one-third in SARs, one-third in RSUs, and one-third in three-year stock-settled performance shares.

This mix represented a design change from previous years, in which the Committee awarded the target value approximately half in SARs and half in three-year performance grants. The Committee made the change after considering information from Hewitt regarding current market practices as well as the Committee’s subjective judgment regarding the appropriate combination of long-term incentive vehicles, balancing their distinct purposes, and the portion of earnings that should be paid in shares. The value of the executive officers’ holdings of Applied stock at the beginning of the year relative to our stock ownership guidelines (see below at page 28) also was a factor in the Committee’s decision to use three stock-based vehicles.

In determining the number of SARs and RSUs to be awarded and performance shares to be targeted, the Committee valued Applied’s shares using a 12-month average price methodology, again after considering Hewitt’s input regarding market practices and the desirability of reducing the impact of stock price volatility. The Grants of Plan-Based Awards table on page 32 shows the number of SARs and RSUs awards made to the named executive officers, as well as the threshold, target, and maximum payouts for the performance shares.

The following paragraphs describe the three types of long-term incentive awards made in 2010 and also report on performance under the expired 2008-2010 performance grants.

•	SARs. The SARs’ ultimate value to executives depends on Applied’s stock price growth. The base stock price for the SARs awarded in 2010 is $21.11, the market closing price on the grant date. SARs vest 25% on the first through fourth anniversaries of the grant date, subject to continuous employment with Applied. In addition, unvested SARs vest on retirement. SARs expire on the tenth anniversary of the grant date.

The Committee intends for SARs to align the interests of management and shareholders in achieving long-term growth in the value of Applied’s stock by using a form of award the value of which is determined primarily by long-term increases in Applied’s stock value. The four-year vesting period, ten-year term, and stock-settled nature of the SARs are consistent with this purpose.

•	RSUs. RSUs are grants valued in shares of Applied stock, but shares are not issued to the executives until the grants vest three years from the award date, assuming continued employment with Applied. In addition, RSUs vest on a pro rata basis if an executive retires during the three-year term. Applied pays dividend equivalents on RSUs on a current basis.

The Committee considers RSUs to be a good tool for retaining executives. Because their value will increase or decrease over the three-year vesting period along with Applied’s stock, RSUs also promote efforts to maximize long-term shareholder return.

•	Performance shares. At the beginning of each three-year performance shares period, the Committee sets a target number of shares of Applied stock to be paid to each executive officer at the end of the period. The actual payout the executive earns is calculated, relative to the target payout, based on Applied’s achievement of objective performance goals during the period.

Each year, as a new three-year period begins, the Committee reviews the business plan and market outlook. Then, after considering management’s recommendations and the independent consultant’s guidance as to market practices, the Committee determines the performance measures and goal ranges at which payouts can be earned. The Committee sets goals it believes are attainable without inappropriate risk-taking, but that still require officers to perform on a sustained basis at a consistently high level to achieve the targeted payout.

Payouts can range from 0% to 200% of the target number of shares. The target payout is 100% of the target number. The Grants of Plan-Based Awards table on page 32 shows the threshold, target, and maximum payouts for the performance shares awarded to the named executive officers in 2010.

Because the payout is measured in number of shares, the value of the award depends on both the company’s operating performance and its stock price, motivating the executives throughout the performance period with regard to both measures.

Performance shares are intended typically to provide incentives to achieve three-year goals. However, because of volatile market conditions at the beginning of 2010 that made long-term forecasting unusually difficult, the Committee set the following one-year goals for the 2010-2012 performance shares, tied to Applied’s earnings before interest, tax, depreciation, and amortization (“EBITDA”), and comparable to the 2010 Management Incentive Plan net income goals:

	2010 EBITDA
	Less than			Equal to or Greater than
	$91.8 million	$91.8 million	$108.0 million	$124.2 million
Payout, in RSUs, as % of Target Number of Shares	0%	50%	100%	200%

EBITDA is calculated from our financial statements by starting with operating income, as shown in the statements of consolidated income, and then adding the following items from the statements of consolidated cash flows: depreciation, amortization of intangibles, amortization of stock option and appreciation rights, and goodwill or intangibles impairment (if any).

As with the 2010 Management Incentive Plan goals, the goals for the performance shares reflected prospective improvements in sales and operating profit percentage based on Applied’s business plan, as well as the unusually difficult and uncertain market environment that prevailed at the beginning of the fiscal year.

Depending on Applied’s 2010 EBITDA, the performance shares would convert to RSUs at the achieved payout level, vesting at the end of the three-year period, with dividend equivalents paid on a current basis.

Applied earned $134.7 million in EBITDA for 2010. Following the Committee’s confirmation of the performance in August 2010, the performance shares converted into the following numbers of RSUs for the named executive officers:

Name	Number of Performance Share RSUs
D. Pugh	69,000
B. Mondics	23,800
M. Eisele	16,000
F. Bauer	11,600
J. Ramras	8,800

•	2008-2010 performance grants. Prior to 2010, the Committee made annual awards to the executive officers of three-year performance grants. Performance grants are similar to performance shares, except they have target dollar payouts rather than target share payouts. Once the performance achievement is determined at the end of the three years, the Committee can make payouts, if any, in cash, Applied stock, or a combination.

Payouts range from 0% to 200% of the targeted levels, with 100% as the target payout.

The Committee established two sets of goals for the 2008-2010 performance grants. Two-thirds of the target payout depended on the company’s achievement of cumulative net income and sales growth goals, providing a balance between profitability and growth. Payout levels were linked in a matrix with multiple ranges of achievement for various combinations of the two goals.

The matrix for the 2008-2010 performance grants is shown on the next page. The Committee amended the matrix during the grant term, increasing the sales and net income targets (making them tougher to achieve), to reflect then-projected improvements in performance following Applied’s August 2008 Fluid Power Resource acquisition.

2008-2010 PERFORMANCE GRANT MATRIX

Cumulative Annual Sales Growth Percentage
	Under 3.85%	3.85% - 4.34%	4.35% - 4.94%	4.95% - 5.64%	5.65% - 6.54%	Above 6.54%
	(3-year total sales of under	(3-year total sales of	(3-year total sales of	(3-year total sales of	(3-year total sales of	(3-year total sales of above
	$6.951 billion)	$6.952-$7.014 billion)	$7.015-$7.091 billion)	$7.092-$7.182 billion)	$7.183-$7.300 billion)	$7.301 billion)
Cumulative Net Income Amounts	Over $340.1 million (less 4.89% of all sales below $6.951 billion) Payout = 75%	Over $340.1 million Payout = 150%	Over $343.3 million Payout = 180%	Over $347.3 million Payout = 180%	Over $352.0 million Payout = 200%	Over $358.0 million (plus 4.9% of all sales above $7.301 billion) Payout = 200%

	$287.9 million (less 4.15% of all sales below $6.951 billion) to the amount calculated in the above box Payout = 50%	$287.9 million to $340.1 million Payout = 100%	$290.7 million to $343.3 million Payout = 120%	$294.0 million to $347.3 million Payout = 160%	$298.0 million to $352.0 million Payout = 180%	$303.1 million (plus 4.15% of all sales above $7.301 billion) to the amount calculated in the above box Payout = 200%

	Amounts lower than the lower end of the range calculated in the above box Payout = 0%	$268.4 million to $287.8 million Payout = 70%	$270.9 million to $290.6 million Payout = 80%	$274.0 million to $293.9 million Payout = 100%	$277.7 million to $297.9 million Payout = 120%	$282.5 million (plus 3.87% of all sales above $7.301 billion) to the lower end of the range calculated in the above box Payout = 140%

	Amounts lower than the lower end of the range calculated in the above box Payout = 0%	$242.3 million to $268.3 million Payout = 40%	$244.6 million to $270.8 million Payout = 40%	$247.4 million to $273.9 million Payout = 60%	$250.7 million to $277.6 million Payout = 70%	$255.0 million (plus 3.49% of all sales above $7.301 billion) to the lower end of the range calculated in the above box Payout = 80%

	Amounts lower than the lower end of the range calculated in the above box Payout = 0%	$190.8 million to $242.2 million Payout = 20%	$192.6 million to $244.5 million Payout = 20%	$194.8 million to $247.3 million Payout = 25%	$197.4 million to $250.6 million Payout = 30%	$200.7 million (plus 2.75 of all sales above $7.301 billion) to the lower end of the range calculated in the above box Payout = 40%

	Amounts lower than the lower end of the range calculated in the above box Payout = 0%	lower than $190.8 million Payout = 0%	lower than $192.6 million Payout = 0%	lower than $194.8 million Payout = 0%	lower than $197.4 million Payout = 0%	Amounts lower than the lower end of the range calculated in the above box Payout = 0%

The other one-third of the target payout was tied to the company’s cumulative total shareholder return compared with 19 other companies in Applied’s and related industries. The calculations used average market closing prices for the ten days prior to the beginning and the end of the three-year period. Payouts were determined based on absolute return and percentile ranking. A 100% payout depended on Applied stock achieving a three-year return at least at the 50th percentile and greater than 12.49% on an absolute basis. If, however, the return was lower than the 45th percentile or lower than 0% on an absolute basis, then the executive officers would not earn a payout for this portion of the grants.

The 19 companies used for shareholder return comparison purposes were the following:

Airgas, Inc. Anixter International Inc. Barnes Group, Inc. Donaldson Company, Inc. Fastenal Company FMC Technologies, Inc. Genuine Parts Company	IDEX Corporation Kaman Corporation Kennametal Inc. Lawson Products, Inc. MSC Industrial Direct Co., Inc. Pall Corporation	Parker Hannifin Corporation Rockwell Automation, Inc. Sauer-Danfoss Inc. The Timken Company WESCO International, Inc. W. W. Grainger, Inc.

The Committee selected these companies in 2008, when the performance grants were awarded, primarily on an industry basis. Unlike the selection of companies for compensation benchmarking, the Committee was not limited by the scope of Hewitt’s proprietary database, nor was revenue size as important a consideration.

Ultimately, the executives did not earn payouts for the 2008-2010 performance grant period. With respect to the matrix, Applied’s cumulative net income for the period was $203.6 million, but sales only reached $5.9 billion, so the threshold targets were not achieved. As calculated under the grants, Applied’s total shareholder return for the period wound up well above the 50th percentile level, but at -3% on an absolute basis. So, despite Applied’s relative outperformance, the negative return meant that no executive earned a payout on this portion of the grants either, again demonstrating the program’s alignment with shareholder interests.

Qualified, Nonqualified, and Welfare Plan Benefits. Through the plans described below, we seek to provide personal security and other benefits comparable to those available at similarly sized companies. The Committee, with its independent consultant’s assistance, reviews the executive-level benefits periodically and compares them with market survey information, considering executives’ positions and years of service.

•	Qualified plan. Applied maintains a defined contribution plan with a section 401(k) feature (the Retirement Savings Plan) for eligible U.S. employees, including the officers.

•	Supplemental Executive Retirement Benefits Plan. Applied does not have a qualified defined benefit plan for employees generally, but does maintain the Supplemental Executive Retirement Benefits Plan (the “SERP”), a nonqualified defined benefit plan, for executive officers designated as participants by the Board or the Committee. Providing supplemental retirement benefits assists with executive recruitment and retention.

Normal SERP retirement benefits are payable upon separation from service after attainment of age 65 to participants with at least five years’ credited service as an executive officer. Reduced benefits are available to participants who separate from service with at least 10 years’ credited service with Applied, five as an executive officer.

Each named executive officer participates in the SERP. Their accrued benefits are described in “Pension Plans,” at page 34.

•	Nonqualified deferred compensation plans. Applied also maintains plans that permit highly compensated U.S. employees, including the executive officers, to defer receiving portions of base salary and cash incentive awards and to accumulate nonqualified savings. Applied does not make contributions to these plans. We describe the plans more fully in “Nonqualified Deferred Compensation,” at page 36.

•	Welfare plans. Applied maintains a health care plan as well as life and disability insurance plans for full-time U.S. employees. Executive officers may also participate in executive life and disability insurance programs.

•	Retiree health care program. Applied provides retiree health care coverage to executive officers who retire after reaching age 55. Under this program, eligible retirees may participate in the health care plan available to active employees, paying the premiums that active employees pay. When the retiree attains age 65, the program becomes a Medicare supplement.

Perquisites and Other Personal Benefits. Applied provides executive officers with perquisites and other personal benefits that Applied believes are reasonable and consistent with the objective of attracting and retaining superior employees for key positions. As with other compensation, the Committee periodically reviews and adjusts these benefits after reviewing market practices.

In 2010, the principal items made available included an automobile allowance, reimbursement and tax gross-up for financial planning and tax return preparation services, an annual executive physical examination, reimbursement and tax gross-up for spousal travel and child care tied to approved business trips, and five weeks’ annual vacation (other employees get five weeks when they achieve 25 years of service). Applied provides some officers with club memberships for business purposes, which are available for personal use as well; the executive pays for expenses related to personal use. See the “All Other Compensation” column of the Summary Compensation Table at page 30.

Change in Control and Termination Benefits. Applied does not have employment contracts with its officers, nor does it have a formal executive severance policy. The Committee retains discretion to determine the severance benefits, if any, to be offered if the company terminates an officer’s employment, other than in the circumstance of a change in control.

Applied’s executive officers do have change in control agreements. These arrangements are designed to retain executives and to promote management continuity if an actual or threatened change in control occurs. The Board approved the agreements primarily for two reasons: it believes that the executives’ continued attention and dedication to their duties under the adverse circumstances attendant to a change or potential change in control are ultimately in the best interests of Applied and its shareholders, and the agreements are consistent with prevailing market practices.

The agreements provide severance benefits if an executive’s employment is terminated by the officer for “good reason” or by Applied “without cause” (each as defined in the agreements), if the termination occurs within three years after a change in control. The executive, in turn, must not compete with Applied for one year following the termination. The Committee has periodically, most recently in 2008, reviewed and adjusted the agreements after considering market practices and outside advisors’ advice. We describe the agreements more fully on pages 38 – 39 of this proxy statement.

Stock Ownership Guidelines

The Committee believes executives should accumulate meaningful equity stakes in Applied to align their economic interests with shareholders’ interests, thereby promoting the objective of increasing shareholder value. See “Beneficial Ownership of Certain Applied Shareholders and Management” on page 17 for the shares of Applied stock beneficially owned by each named executive officer.

Pursuant to Applied’s stock ownership guidelines, we expect executive officers not to dispose of stock unless their “owned” shares’ market value equals or exceeds the following base salary multiples immediately after the disposition:

Chairman & Chief Executive Officer	5x salary
President & Chief Operating Officer	5x salary
Direct reports to CEO or COO	3x salary
Other Vice Presidents	2x salary

“Owned” shares, per the guidelines, include those owned outright, those owned beneficially in Applied’s Retirement Savings Plan and other deferred compensation plans, and RSUs, but do not include unexercised stock options or SARs.

The guidelines are not mandatory in the sense that they do not require an executive immediately to acquire shares if his or her ownership is below the applicable guideline.

Until the guideline is achieved, the executive is expected to retain the net shares received as a result of the exercise of stock options or SARs. “Net shares” are those shares that remain after shares are sold or netted to pay the exercise price (if applicable) and withholding taxes.

At June 30, 2010, the value of the named executive officers’ holdings (determined as described above) and their individual guidelines were as follow:

Name	Value of Holdings of Applied Stock ($)	Guideline ($)
D. Pugh	13,801,147	4,725,000
B. Mondics	1,079,290	2,250,000
M. Eisele	2,793,100	1,314,000
F. Bauer	1,227,741	1,065,000
J. Ramras	938,739	1,050,000

Because the guidelines are based on values of holdings rather than number of shares, volatility in Applied’s stock price can have a dramatic effect on compliance with the guidelines. Also, when reviewing Mr. Mondics’s holdings, it should be noted that he has been President & Chief Operating Officer for less than three years.

The Committee monitors compliance with the guidelines. The Committee also periodically reviews the guidelines and compares them with market data reported by the independent consultant and others. With guidelines in force, the Committee has not adopted stock retention policies for equity-based grants.

Clawback Provisions

Because incentive awards are intended to motivate executives to act in Applied’s best interests, the Committee included provisions in the 2010 awards to claw back compensation under certain circumstances:

•	The Committee may terminate or rescind an award and, if applicable, require an executive to repay all cash or shares (and any dividends, distributions, and dividend equivalents paid thereon) issued pursuant to the award within the previous six months (and any proceeds thereof), if the Committee determines that, during the executive’s employment with Applied or during the period ending six months following separation from service, the executive competed with Applied or in certain other circumstances engaged in acts inimical to Applied’s interests.

•	The Committee may require an executive to repay all cash or shares (and any dividends, distributions, and dividend equivalents paid thereon) issued pursuant to an award within the previous 36 months (and any proceeds thereof) if (i) Applied restates its historical consolidated financial statements and (ii) the Committee determines that (x) the restatement is a result of the executive’s, or another executive officer’s, willful misconduct that is unethical or illegal, and (y) the executive’s earnings pursuant to the award were based on materially inaccurate financial statements or materially inaccurate performance metrics that were invalidated by the restatement.

Tax Deductibility and Regulatory Considerations

Code section 162(m) limits the amount of compensation a publicly held corporation may deduct as a business expense for federal income tax purposes. That limit, which applies to the chief executive officer and the three other most highly compensated executive officers, is $1 million per individual per year, subject to certain exceptions. The law provides an exception for compensation that is performance-based.

In general, the Committee seeks to preserve the tax deductibility of compensation without compromising the Committee’s flexibility in designing an effective, competitive compensation program. Applied intends for awards under most of the executive incentive programs — Management Incentive Plan awards, income from the exercise of stock options and SARs, and performance grant and performance share payouts — to qualify as performance-based compensation.

In making long-term incentive grants in 2010, the Committee sought to place greater emphasis on promoting executive retention. Accordingly, the Committee selected RSUs as one of three types of awards. Although RSUs do not qualify as performance-based compensation, the Committee believes that drawback is outweighed by the awards’ positive influence on executive retention.

Conclusion

The Committee reviews all the components of Applied’s executive compensation program. When making a decision regarding any component of an executive officer’s compensation, the Committee takes into consideration the other components.

The Committee believes that each executive officer’s total compensation is appropriate and that the program’s components are consistent with market standards. The program takes into account Applied’s performance compared to the Peer Group, and appropriately links executive compensation to Applied’s annual and long-term financial results and to the long-term financial return to shareholders. The Committee believes the foregoing philosophy is consistent with Applied’s culture and objectives and will continue to serve as a reasonable basis for administering Applied’s total compensation program for the foreseeable future.

Summary Compensation Table — Fiscal Years 2010, 2009, and 2008

The following table summarizes information, for the years ended June 30, 2010, 2009 and 2008, regarding the compensation of Applied’s Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers at June 30, 2010.

						Change in
						Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($) (1)	($) (1)	($) (2)	($) (3)	($) (4)	($)
David L. Pugh	2010	945,000	1,435,480	682,722	1,890,000	754,225	49,498	5,756,925
Chairman & Chief	2009	945,000	0	917,339	0	7,456,328	62,515	9,381,182
Executive Officer	2008	913,400	0	612,359	1,927,866	886,523	58,080	4,398,228

Benjamin J. Mondics	2010	450,000	496,085	235,834	626,393	354,224	56,599	2,219,135
President & Chief	2009	450,000	0	319,907	37,429	357,224	34,737	1,199,297
Operating Officer (5)	2008	375,000	0	189,607	342,519	195,988	49,135	1,152,249

Mark O. Eisele	2010	438,000	333,538	158,077	525,600	574,733	59,596	2,089,544
Vice President — Chief	2009	438,000	0	215,565	0	358,662	35,641	1,047,868
Financial Officer &	2008	415,200	0	173,384	544,460	393,372	62,337	1,588,753
Treasurer

Fred D. Bauer	2010	355,000	242,765	115,353	376,300	400,058	34,432	1,523,908
Vice President —	2009	355,000	0	157,087	0	134,065	31,413	677,565
General Counsel &	2008	337,400	0	120,666	364,789	133,532	46,973	1,003,360
Secretary

Jeffrey A. Ramras	2010	350,000	183,657	87,156	350,000	316,900	47,126	1,334,839
Vice President —	2009	350,000	0	118,102	0	192,999	42,861	703,962
Supply Chain	2008	338,000	0	97,338	365,201	218,583	61,448	1,080,570
Management

(1)	Amounts represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used to determine the awards’ grant date fair values are described in the notes to Applied’s consolidated financial statements, included in our annual reports to shareholders for those years. The 2010 awards are described in the Compensation Discussion and Analysis at page 24 and the Grants of Plan-Based Awards table on page 32. The amounts reported for 2010 in the Stock Awards column are totals of the following:

Name	RSUs ($)	Performance Shares ($)
D. Pugh	707,185	728,295
B. Mondics	244,876	251,209
M. Eisele	164,658	168,880
F. Bauer	120,327	122,438
J. Ramras	90,773	92,884

The performance shares’ grant date fair values assume performance at the target level of achievement. If instead it was assumed that the highest level of performance would be achieved, as in fact occurred, then the grant date fair values would be twice the amounts reported for the performance shares.

(2)	The 2010 amounts are for cash awards paid under the 2010 Management Incentive Plan, except that Mr. Mondics’s amount also includes a $41,393 payout under a non-officer plan in which he participated prior to his promotion to an executive officer position.

(3)	Reflects the increase in the estimated actuarial present value of the individual’s accrued benefit under the Supplemental Executive Retirement Benefits Plan. However, the individual may not currently be entitled to receive the amount shown because it may not be vested. The 2010 figure is the difference between the number shown in the Pension Benefits table on page 35 for 2010 year-end and the same item calculated for July 1, 2009. See the notes to that table for information regarding how the estimated amounts were calculated.

The SERP uses the interest rates and mortality tables that are imposed on tax-qualified pension plans by Code section 417(e). The rates were revised by the Pension Protection Act of 2006, as of 2008. Values for 2010 reflect a 4.25% discount rate and a three-segment interest rate structure, in effect for January 2010, with 3.23% for the first five years, 5.22% for the next 15 years, and 5.72% thereafter, including recognition of the 40% permissible transition with the 30-year treasury rate.

Values for 2009 reflect a 6.00% discount rate and a three-segment interest rate structure, in effect for January 2009, with 3.96% for the first five years, 4.60% for the next 15 years, and 4.40% thereafter, including recognition of the 60% permissible transition with the 30-year treasury rate. Values for 2008 reflect a 6.00% discount rate and a three-segment interest rate structure, in effect for January 2008, with 4.34% for the first five years, 4.67% for the next 15 years, and 4.81% thereafter, including recognition of the 80% permissible transition with the 30-year treasury rate.

In addition, in each successive year, the mortality table reflected adjustments pursuant to Code section 417(e). Present values were determined assuming no probability of termination, retirement, death, or disability before normal retirement age (age 65).

Mr. Pugh’s 2009 figure reflects his completion of 10 years of service with Applied, qualifying him for enhanced plan benefits as described in “Pension Plans,” at page 34.

(4)	Amounts in this column for 2010 are totals of the following: (a) Retirement Savings Plan (section 401(k) plan) profit-sharing contributions, (b) gross-up payments to cover income taxes in connection with the reimbursement of expenses for financial planning and tax services and/or in connection with business travel, (c) company contributions for executive life insurance, for a $300,000 benefit, and (d) the estimated value of perquisites and other personal benefits.

The following perquisites and other personal benefits were made available in 2010 to named executive officers: automobile allowance and related gas and maintenance payments; reimbursement of expenses for financial planning and tax return preparation services; physical examinations; the annual expense related to each individual’s post-retirement health care benefit; company contributions for officer-level disability and accident insurance benefits; and token awards related to meetings or events. Applied provides certain officers with club memberships for business purposes, which are available for personal use as well, but the officer reimburses Applied for any personal expenses.

No perquisite or personal benefit exceeded the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for any of the named executive officers for 2010, 2009 or 2008.

The following table itemizes “All Other Compensation” for 2010:

				Perquisites and
	Retirement Savings Plan			Other Personal
	Profit-Sharing Contributions	Gross-up Payments	Life Insurance Benefits	Benefits
Name	($)	($)	($)	($)
D. Pugh	6,480	1,789	1,798	39,431
B. Mondics	6,480	7,835	674	41,610
M. Eisele	6,480	6,868	727	45,521
F. Bauer	6,480	0	328	27,624
J. Ramras	6,480	2,066	858	37,722

(5)	The Board elected Mr. Mondics our President & Chief Operating Officer effective midway through fiscal 2008.

Grants of Plan-Based Awards — Fiscal Year 2010

In 2010, the Executive Organization & Compensation Committee provided the following incentive opportunities and grants under the 2007 Long-Term Performance Plan to the named executive officers:

									All Other
									Option		Grant Date
		Estimated Future Payouts Under			Estimated Future Payouts Under			All Other	Awards:		Fair
		Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)			Stock	Number	Base Price	Value of
								Awards:	of Securities	of Option	Stock
		Threshold	Target	Maximum	Threshold	Target	Maximum	Number of	Underlying	Awards	and Option
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	Units (#) (3)	Options (#)	($/Share) (4)	Awards ($)
D. Pugh	9/10/2009							33,500			707,185

	9/10/2009								79,900	21.11	682,722

	9/10/2009
	(3-Year Performance Shares)				17,250	34,500	69,000

	9/10/2009
	(2010 Management Incentive Plan)	472,500	945,000	1,890,000

B. Mondics	9/10/2009							11,600			244,876

	9/10/2009								27,600	21.11	235,834

	9/10/2009
	(3-Year Performance Shares)				5,950	11,900	23,800

	9/10/2009
	(2010 Management Incentive Plan)	146,250	292,500	585,000

M. Eisele	9/10/2009							7,800			164,658

	9/10/2009								18,500	21.11	158,077

	9/10/2009
	(3-Year Performance Shares)				4,000	8,000	16,000

	9/10/2009
	(2010 Management Incentive Plan)	131,400	262,800	525,600

F. Bauer	9/10/2009							5,700			120,327

	9/10/2009								13,500	21.11	115,353

	9/10/2009
	(3-Year Performance Shares)				2,900	5,800	11,600

	9/10/2009
	(2010 Management Incentive Plan)	94,075	188,150	376,300

J. Ramras	9/10/2009							4,300			90,773

	9/10/2009								10,200	21.11	87,156

	9/10/2009
	(3-Year Performance Shares)				2,200	4,400	8,800

	9/10/2009
	(2010 Management Incentive Plan)	87,500	175,000	350,000

(1)	The annual Management Incentive Plan is described in the Compensation Discussion and Analysis at pages 22 – 23. The Summary Compensation Table shows payouts under the 2010 Management Incentive Plan in the column marked “Non-Equity Incentive Plan Compensation.”

(2)	The 2010-2012 performance shares program is described in the Compensation Discussion and Analysis at pages 24 – 25. At June 30, 2010, the maximum performance condition was satisfied and, following the Executive Organization & Compensation

Committee’s confirmation of the performance in August 2010, the performance shares converted to RSUs at the maximum award level.

(3)	The RSUs are described in the Compensation Discussion and Analysis at page 24.

(4)	The SARs’ base price is our stock’s closing price on the NYSE on the date the award was granted.

Outstanding Equity Awards at Fiscal 2010 Year-End

The following table shows the named executive officers’ outstanding stock options, SARs, and RSUs at June 30, 2010.

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan Awards:
								Plan	Market or
	Number of	Number of						Awards:	Payout
	Securities	Securities				Number of	Market Value	Number of	Value of
	Underlying	Underlying		Option		Units of	of Units of	Unearned	Unearned
	Unexercised	Unexercised		Exercise	Option	Stock That	Stock That	Shares That	Shares That
	Options	Options		Price	Expiration	Have Not	Have Not	Have Not	Have Not
Name	(#) Exercisable	(#) Unexercisable		($/Share)	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)
D. Pugh	112,500	0		6.94	8/6/2012	33,500(6)	848,220	69,000(7)	1,747,080(7)
	256,005	0		9.46	8/8/2013
	144,000	0		12.91	8/6/2014
	79,500	0		23.00	8/9/2015
	66,600	22,200	(1)	21.94	8/8/2016
	32,500	32,500	(2)	25.44	8/9/2017
	20,200	60,600	(3)	29.41	8/8/2018
	0	79,900	(4)	21.11	9/10/2019

B. Mondics	3,250	0		8.60	1/18/2011	11,600(6)	293,712	23,800(7)	602,616(7)
	6,750	0		7.92	8/9/2011
	9,000	0		6.94	8/6/2012
	10,241	0		9.46	8/8/2013
	11,250	0		12.91	8/6/2014
	6,450	0		23.00	8/9/2015
	6,450	2,150	(1)	21.94	8/8/2016
	7,500	2,500	(5)	23.78	1/23/2017
	9,350	9,350	(2)	25.44	8/9/2017
	6,975	20,925	(3)	29.41	8/8/2018
	0	27,600	(4)	21.11	9/10/2019

M. Eisele	9,619	0		12.91	8/6/2014	7,800(6)	197,496	16,000(7)	405,120(7)
	18,900	0		23.00	8/9/2015
	17,475	5,825	(1)	21.94	8/8/2016
	8,550	8,550	(2)	25.44	8/9/2017
	4,700	14,100	(3)	29.41	8/8/2018
	0	18,500	(4)	21.11	9/10/2019

F. Bauer	3,701	0		9.46	8/8/2013	5,700(6)	144,324	11,600(7)	293,712(7)
	24,075	0		12.91	8/6/2014
	12,450	0		23.00	8/9/2015
	12,225	4,075	(1)	21.94	8/8/2016
	5,950	5,950	(2)	25.44	8/9/2017
	3,425	10,275	(3)	29.41	8/8/2018
	0	13,500	(4)	21.11	9/10/2019

J. Ramras	13,500	0		7.92	8/9/2011	4,300(6)	108,876	8,800(7)	222,816(7)
	22,500	0		6.94	8/6/2012
	17,922	0		9.46	8/8/2013
	24,075	0		12.91	8/6/2014
	12,450	0		23.00	8/9/2015
	7,500	2,500	(1)	21.94	8/8/2016
	4,800	4,800	(2)	25.44	8/9/2017
	2,575	7,725	(3)	29.41	8/8/2018
	0	10,200	(4)	21.11	9/10/2019

(1)	These SARs vested on August 8, 2010.

(2)	Half of these SARs vested on August 9, 2010. The remaining SARs vest on August 9, 2011.

(3)	One-third of these SARs vested on August 8, 2010. The remaining SARs vest in equal installments on August 8, 2011 and 2012.

(4)	These SARs vest in equal installments on September 10, 2010, 2011, 2012, and 2013.

(5)	These SARs vest on January 23, 2011.

(6)	These RSUs vest on September 10, 2012.

(7)	The 2010-2012 performance shares are described in the Compensation Discussion and Analysis at pages 24 – 25. At June 30, 2010, the performance condition was met and, following the Executive Organization & Compensation Committee’s confirmation of the performance in August 2010, the performance shares converted to RSUs at the maximum award level. These RSUs vest on June 30, 2012. The number of performance shares and their values reported in the table reflect this maximum achievement.

Option Exercises and Stock Vested — Fiscal Year 2010

The following table shows the value realized in 2010 by the named executive officers on the exercise of stock options and SARs and the vesting of stock awards.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise (#)	on Exercise ($)	Acquired on Vesting (#)	on Vesting ($)
D. Pugh	0	0	0	0

B. Mondics	8,000	179,204	0	0

M. Eisele	0	0	0	0

F. Bauer	0	0	0	0

J. Ramras	0	0	0	0

Pension Plans

The SERP, a nonqualified defined benefit plan, provides supplemental retirement benefits to executive officers designated as participants by the Board or the Executive Organization & Compensation Committee. Each of the current named executive officers is a SERP participant. Applied offers a section 401(k) defined contribution plan (the Retirement Savings Plan) for employees, but does not maintain a qualified defined benefit plan for employees generally.

The SERP’s principal features follow:

Retirement Benefits. Except as described below, the annual normal retirement benefit, calculated in a single life annuity form, is 45% of an eligible participant’s average base salary and annual incentive pay for the highest three calendar years during the last 10 calendar years of service with Applied. To receive a normal retirement benefit, a participant must separate from service at or after age 65, with at least five years’ service as an executive officer. To receive an early retirement benefit prior to attainment of age 65, a participant must separate from service after reaching age 55 and completing at least 10 years’ service with Applied, of which at least five were as an executive officer. Of the named executive officers, only Messrs. Pugh and Ramras are currently eligible for early retirement.

Upon completion of 10 years of service with Applied in 2009, Mr. Pugh’s normal retirement benefit became based on 60% of average base salary and annual incentive pay. His benefit is reduced, however, by the benefit payable at age 65 in a single life form under all former employer plans and then reduced further by 50% of his primary Social Security benefit.

The benefit for Mr. Mondics is reduced by the actuarial equivalent of his benefits under a non-officer plan in which he participated prior to his promotion to an executive officer position.

Normal and early retirement benefits are reduced by 5% for each year that a participant’s years of service are less than 20, except that this reduction does not apply to Mr. Pugh, who joined Applied in 1999. In addition, early retirement benefits are also reduced by 5% for each year that the commencement of benefits precedes age 65.

Disability Benefits. If a participant with at least five years of service as an executive officer becomes disabled, as defined in regulations under Code section 409A, the participant will receive a monthly SERP disability benefit until the earlier of age 65 or death. The monthly benefit, when added to all other long-term disability benefits under Applied programs, will equal 1/12th of 60% of the average of the participant’s highest three calendar years of total compensation (base salary plus annual incentive pay) during the last 10 calendar years of service with Applied.

Deferred Vested Benefits. Deferred vested benefits will be paid at age 65 to any participant who separates from service for reasons other than cause or disability prior to attainment of age 55 with at least 10 years’ service, of which at least five were as an executive officer. The benefits will equal 25% of the participant’s accrued normal retirement benefits at the time of separation.

Payment Forms. Normal and early retirement benefits vested and/or accrued after 2004 are paid in the form designated by the participant pursuant to the provisions of section 409A. Available forms of payment include a single life annuity, various joint and survivor annuities, and substantially equal annual installment payments for a minimum of three years (five for any participant who is or was Chairman or Chief Executive Officer) up to a maximum of 10 years. Deferred vested benefits are payable in three substantially equal annual installments following attainment of age 65.

Death Benefits. If a participant dies before receiving any SERP benefit, the participant’s designated beneficiary will receive the accrued benefit’s present value in a lump sum or a series of installments, as the participant elects in advance.

Change in Control. If a change in control of Applied (as defined in the SERP) occurs, each participant will be 100% vested, regardless of age and service, in his accrued normal retirement benefit. In addition, the benefit will be increased because the participant will be credited with additional years of service and age equal to one-half the difference between the participant’s age at the time of the change in control and age 65, up to a maximum of 10 years. The benefit will be paid in a lump sum unless the participant previously elected a different option.

Non-Competition. Except if a change in control occurs, payment of SERP benefits is subject to the condition that the participant not compete with Applied.

Pension Benefits — Fiscal 2010 Year-End

The following table shows the present value of accumulated benefits payable to the named executive officers and their years of credited service under the SERP.

			Present Value of
		Number of Years	Accumulated Benefit	Payments during
Name	Plan Name	Credited Service (#)	($) (1) (2)	Last Fiscal Year ($)
D. Pugh	SERP	11.5	12,601,182	0
B. Mondics	SERP	15.8	1,338,887	0
M. Eisele	SERP	19.1	2,628,573	0
F. Bauer	SERP	17.8	1,210,933	0
J. Ramras	SERP	28.9	2,100,643	0

(1)	This figure reflects the estimated present value of the annual pension benefit accrued through June 30, 2010, and payable at age 65. The plan’s actuary used the following key assumptions, pursuant to SEC rules, to determine the present values:

• A discount rate of 4.25%, the FAS 87 discount rate as of June 30, 2010,

•    The Code section 417(e) 2010 Optional Combined Unisex Mortality Table and a three-segment interest rate structure in effect for January 2010 with 3.23% for the first five years, 5.22% for the next 15 years, and 5.72% thereafter, and

• No probability of termination, retirement, death, or disability before normal retirement age.

Actual payments after retirement are determined based on the Code section 417(e) interest rate and mortality table in effect at that time, along with the participant’s age, years of service, and compensation history.

(2)	Except as described above under “Retirement Benefits” with respect to Messrs. Pugh and Mondics, SERP benefits are not subject to deductions for Social Security benefits or other material offset amounts. Messrs. Pugh and Ramras are fully vested in their benefits. Messrs. Eisele and Bauer are under 55 years of age but are eligible for deferred vested benefits. Mr. Mondics is also under 55 but is ineligible for deferred vested benefits because he has not served as an executive officer for at least five years.

Nonqualified Deferred Compensation

Applied maintains two nonqualified, unfunded defined contribution plans available to key employees, including executive officers. Eligibility is limited to highly compensated or select management employees whose benefits under the Retirement Savings Plan are subject to certain Code limitations.

Supplemental Defined Contribution Plan

The Supplemental Defined Contribution Plan permits highly compensated employees to defer a portion of their compensation that cannot be deferred under the Retirement Savings Plan due to Code limitations.

Participants are always fully vested in their Supplemental Defined Contribution Plan deferrals. Applied does not contribute to the plan. In general, with the exception of Applied stock, participants generally have the same diverse equity, fixed income, and money market investment options as they have in the Retirement Savings Plan.

Participants may receive distributions in a lump sum or in installments, as specified in the participant’s deferral election form. Acceleration of distributions is prohibited and any distribution change must comply with Code section 409A. Other than a date specified in a deferral election form, the plan only permits withdrawals, while employed, due to an unforeseeable emergency as allowed under section 409A.

Each named executive officer has a plan account, but only Mr. Ramras made deferrals in 2010.

Deferred Compensation Plan

The Deferred Compensation Plan permits executive officers to defer a portion or all of the awards payable under an annual incentive plan or performance grant program. The plan’s purpose is to promote increased efforts on Applied’s behalf through increased investment in Applied stock.

The plan gives each annual incentive plan participant the opportunity to defer payment of his or her cash award. A participant who elects to make a deferral may have the amounts deemed invested in Applied stock and/or in a money market fund.

Participants may receive distributions in a lump sum or in installments over a period not exceeding 10 years, as specified in a deferral election form. Acceleration of distributions is prohibited and any distribution change must comply with Code section 409A. Other than a date specified in a deferral election form, the plan only permits withdrawals, while employed, due to an unforeseeable emergency as allowed under section 409A.

Although none of the named executive officers deferred pay into the Deferred Compensation Plan in 2010, Messrs. Eisele and Ramras have plan accounts due to deferrals in past years.

Nonqualified Deferred Compensation — Fiscal Year 2010

The following table presents contribution, earnings, and balance information for the named executive officers’ Deferred Compensation Plan and Supplemental Defined Contribution Plan accounts for 2010.

	Executive	Registrant	Aggregate Earnings	Aggregate	Aggregate
	Contributions	Contributions	(Losses)	Withdrawals/	Balance at Last
Name and Plan	in Last FY ($)	in Last FY ($)	in Last FY ($)	Distributions ($)	FYE ($)
D. Pugh
Supplemental Defined Contribution Plan	0	0	151,842	0	778,733

B. Mondics
Supplemental Defined Contribution Plan	0	0	17,078	0	147,556

M. Eisele
Deferred Compensation Plan	0	0	40,642	0	167,725
Supplemental Defined Contribution Plan	0	0	65,627	0	461,110

F. Bauer
Supplemental Defined Contribution Plan	0	0	13,388	0	92,623

J. Ramras
Deferred Compensation Plan	0	0	124,939	0	515,618
Supplemental Defined Contribution Plan	16,750	0	71,691	0	636,727

Potential Payments upon Termination or Change in Control

The summaries and tables below describe the compensation and benefits that would have been payable to each named executive officer at June 30, 2010, if, as of that date, there had occurred (a) a termination of the executive’s employment with Applied prior to a change in control, (b) a termination of employment due to death, disability, or retirement, (c) a change in control of Applied, or (d) a termination of employment following a change in control. Compensation and benefits earned or accrued prior to the event, and not contingent on the event’s occurrence, are not included in the summaries or tables.

Payments in the Event of a Termination

Applied does not have a formal severance policy or arrangement that provides payments to executive officers if termination of employment occurs (other than in the circumstance of a change in control or by reason of death, disability, or retirement). The Board and its Executive Organization & Compensation Committee retain discretion to determine the severance benefits, if any, to be offered.

Regardless of reason, if an executive officer’s employment terminates (other than in the circumstance of a change in control or by reason of death, disability or retirement) prior to the end of a vesting or performance period, then the following shall occur:

•	Annual incentive awards under the Management Incentive Plan shall be forfeited.

•	Performance grants, performance shares, RSUs, and unvested SARs shall be forfeited.

•	Accrued SERP benefits shall be forfeited if the participant separates from service prior to becoming eligible for normal, early, or deferred vested retirement benefits. SERP benefits payable to named executive officers are more fully described on pages 34 – 35 in “Pension Plans.”

•	The accrual of all other compensation and benefits under Applied’s qualified and nonqualified benefit plans shall cease.

•	All perquisites and other personal benefits shall cease.

Payments in the Event of Death, Disability, or Retirement

If an executive officer’s employment terminates by reason of death, disability, or retirement (other than following a change in control), then the following shall occur:

•	Annual incentive awards under the Management Incentive Plan shall be payable on a pro rata basis at the end of the performance period based on the number of quarters during which the executive worked during the performance period and the actual achievement of performance targets.

•	Performance grants and performance shares shall be payable on a pro rata basis at the end of the performance period based on the number of quarters during which the executive worked during the performance period and the actual achievement of performance targets.

•	RSUs shall be payable on a pro rata basis pegged to the number of quarters during which the executive worked during the three-year term.

•	SARs that have not yet vested shall vest.

•	SERP benefits payable on death, separation from service, or termination due to disability are more fully described in “Pension Plans.”

•	Upon retirement or termination due to disability after reaching age 55, the executive may continue to participate in Applied’s health benefit plans on the same basis, and after paying the same contribution rates, as active employees.

•	The accrual of all other compensation and benefits under Applied’s qualified and nonqualified benefit plans shall cease.

•	All perquisites and other personal benefits shall cease.

Payments in the Event of a Change in Control

Change in Control Agreements. Applied does not have employment agreements with its executive officers. However, Applied has entered into change in control agreements with each of them. The agreements obligate Applied to provide severance benefits to an executive officer who incurs a separation from service effected either by the officer for “good reason” or by Applied “without cause” if the separation occurs within three years after a change in control. The executive officer, in turn, is required not to compete with Applied for one year following the separation and to hold in confidence Applied confidential information and trade secrets.

No compensation or benefits are payable under the agreement on termination of the executive’s employment prior to a change in control, or following a change in control if the executive’s employment is terminated by Applied for cause or by reason of death, disability, or retirement.

The compensation and principal benefits to be provided under the agreements to the executive officers are as follow:

•	A lump sum severance payment equal to three times the aggregate amount of the executive’s annual base salary and target annual incentive pay, reduced proportionately if the officer would reach age 65 within three years after termination,

•	A cash payment for any vested, unexercised SARs held on the termination date, equal to the difference between the exercise price and the higher of (a) the mean of the high and low trading prices on the NYSE on the termination date, and (b) the highest price paid for Applied common stock in connection with the change in control,

•	Continued participation in Applied’s employee benefit plans, programs, and arrangements, or equivalent benefits for three years after termination at the levels in effect immediately before termination,

•	Outplacement services, and

•	An additional payment in an amount sufficient, after payment of taxes on the additional payment, to pay any required “parachute” excise tax.

“Change in control” is generally defined as follows:

•	A merger of Applied with another entity or a sale of substantially all of Applied’s assets to a third party, following which Applied’s shareholders prior to the transaction hold less than a majority of the combined voting power of the merged entities or asset acquirer,

•	Acquisition of beneficial ownership by any person of 20% or more of Applied’s then-outstanding common stock, or

•	One quarter or more of the members of the Board of Directors being persons other than (a) directors who were in office on the agreement date, or (b) directors who are elected after such date and whose nomination or election is approved by two-thirds of directors then in office or their successors approved by that proportion.

“Good reason” means the following:

•	Diminution of position or assigned duties, excluding an isolated, insubstantial, and inadvertent action not taken in bad faith,

•	Reduction of compensation, incentive compensation potential, or benefits following a change in control, other than an isolated, insubstantial, and inadvertent failure not occurring in bad faith,

•	Applied requiring the executive to change principal place of employment or to travel to a greater extent than required immediately prior to a change in control, or

•	Failure of a successor to Applied to assume Applied’s obligations under the agreement.

Applied may modify or terminate its obligations under the agreements at any time prior to a change in control so long as the modification or termination is not made in anticipation of or in connection with a change in control.

2007 Long-Term Performance Plan. The 2007 Long-Term Performance Plan (as well as the 1997 Long-Term Performance Plan it replaced, under which unvested awards remain outstanding) provides that if a change in control occurs, then all SARs outstanding become exercisable and awards under a Management Incentive Plan become earned at the target amount. In addition, pursuant to the award terms, (a) RSUs shall be vested in full, and (b) performance grants and performance shares shall be payable at the target amount on a pro rata basis pegged to the timing of the change in control in the three-year performance period.

Supplemental Executive Retirement Benefits Plan. If a SERP participant is terminated following a change in control (as defined in the regulations under Code section 409A), or is receiving, or is eligible to receive, a retirement benefit when the change in control occurs, the executive is entitled to receive the actuarial equivalent of the executive’s retirement benefit in a lump sum. In addition, upon a change in control, the executive will be credited with additional years of service and age for benefit calculation purposes equal to half the difference between the executive’s age and age 65, up to a maximum of 10 years.

Quantitative Disclosure. The tables assume that a termination or change in control occurred on June 30, 2010, the last day of our fiscal year, and Applied’s stock price for all calculations is $25.32, the closing price on the NYSE on that date. The tables include amounts earned through that time and current estimates of the amounts that would be paid on the occurrence of the events shown. The actual payment amounts can be determined only at the time of the event. The amounts shown do not include benefits and payments that are generally available to all salaried employees on a non-discriminatory basis. Also, as noted above, compensation and benefits earned by an executive prior to an event shown, and not contingent on the event’s occurrence, are not reflected in the tables.

David L. Pugh, Chairman & Chief Executive Officer

					Termination
					Without
					Cause or
				Termination	for Good
	Termination			for Cause	Reason	Change in
	(No Change	Normal	Early	Following	Following	Control (No		Termination
Benefits and	in Control)	Retirement	Retirement	Change in	Change in	Termination)		due to
Payments	($)	($) (1)	($) (2)	Control ($)	Control ($)	($)	Death ($)	Disability ($)
Base Salary	0	0	0	0	2,835,000	0	0	0
Management Incentive Plan	0	0	0	0	2,835,000	0	0	0
Performance Grants/Shares (3)	0	0	1,274,360	0	0	1,274,360	1,274,360	1,274,360
SARs	0	0	411,415	0	0	411,415	411,415	411,415
RSUs	0	0	282,740	0	0	848,220	282,740	282,740
SERP (4) (5)	387,052	0	387,052	0	0	1,312,599	0	0	*
Health Care and Welfare Benefits (6)	0	0	0	0	116,800	0	0	0
Life/Disability Insurance Proceeds (7)	0	0	0	0	0	0	300,000		*
Outplacement Services	0	0	0	0	20,000	0	0	0
Excise Tax Gross-Up	0	0	0	0	0	0	0	0
Total	387,052	0	2,355,567	0	5,806,800	3,846,594	2,268,515		*

(1)	“Normal retirement” under Applied’s plans is separation from service after attainment of age 65. Mr. Pugh is age 61 and therefore ineligible for normal retirement.

(2)	“Early retirement” is defined as separation from service after attainment of age 55 with at least 10 years of service, five of which are as an executive officer.

(3)	Assumes performance corresponds to target award, except for performance shares where performance conditions have been satisfied, in which case market value of actual award is shown.

(4)	Calculation of post-termination SERP benefits assumes the executive would receive benefits in the installment payment form at the earliest date he would be eligible. To calculate the estimated present value of the installments, a 4.25% discount rate and the three-segment interest rate structure in effect for January 2010 under Code section 417(e), with 3.23% for the first five years, 5.22% for the next 15 years, and 5.72% thereafter, are used. The RP-2000 Disability Mortality Table for males and a 4.25% interest rate are used in valuing the disability benefits.

(5)	The amounts representing SERP payments relating to events of termination prior to a change in control and early retirement are not representative of actual amounts payable under those circumstances. If Mr. Pugh had actually terminated his employment or retired as of June 30, 2010, no additional amounts would have been payable. The amounts shown result from actuarial calculations of amounts payable on the occurrence of those events without discounting for the statistical probability of death, early retirement, or termination due to disability.

(6)	Includes health care benefits, accidental death and dismemberment insurance, car allowance, gas and maintenance, annual physical examination, and annual financial planning and tax service reimbursement and related gross-up payments.

(7)	Proceeds are payable from third-party insurance policies and the SERP. As permitted by program terms, after reaching age 60, Mr. Pugh opted out of the employee-paid portion of the life insurance coverage, and so his coverage is capped at $300,000.

*	Applied’s supplemental long-term disability (“LTD”) insurance, with premiums paid by the executive, provides a monthly disability benefit equal to 60% of monthly total compensation (monthly base salary plus the average of the three most recent years’ annual incentive compensation divided by 12), minus the basic plan benefit of 60% of base salary, up to a $3,000 per month maximum benefit. The aggregate maximum monthly LTD benefit, under the basic and supplemental programs, is $21,000. In addition, the SERP provides a monthly disability benefit to participants with five years of service as an executive officer which, when added to the amounts payable under the basic and supplemental LTD programs, equals 1/12th of 60% of the average of the highest three of the last 10 calendar years of total compensation (base salary plus annual incentive).

Benjamin J. Mondics, President & Chief Operating Officer

					Termination
					Without
					Cause or
				Termination	for Good
	Termination			for Cause	Reason	Change in
	(No Change	Normal	Early	Following	Following	Control (No		Termination
Benefits and	in Control)	Retirement	Retirement	Change in	Change in	Termination)		due to
Payments	($)	($) (1)	($) (2)	Control ($)	Control ($)	($)	Death ($)	Disability ($)
Base Salary	0	0	0	0	1,350,000	0	0	0
Management Incentive Plan	0	0	0	0	877,500	0	0	0
Performance Grants/Shares (3)	0	0	0	0	0	439,805	439,805	439,805
SARs	0	0	0	0	0	127,326	127,326	127,326
RSUs	0	0	0	0	0	293,712	97,904	97,904
Non-Officer Incentive Plan (4)	0	0	0	0	0	0	28,442	28,442
SERP (5)	0	0	0	0	0	2,478,822	1,043,322	0	*
Health Care and Welfare Benefits (6)	0	0	0	0	145,200	0	0	0
Life/Disability Insurance Proceeds (7)	0	0	0	0	0	0	1,563,131		*
Outplacement Services	0	0	0	0	20,000	0	0	0
Excise Tax Gross-Up	0	0	0	0	1,248,789	1,274,132	0	0
Total	0	0	0	0	3,641,489	4,613,797	3,299,930		*

(1)	“Normal retirement” under Applied’s plans is separation from service after attainment of age 65. Mr. Mondics is age 52 and therefore ineligible for normal retirement.

(2)	Mr. Mondics is ineligible for “early retirement” under Applied’s plans because he is only age 52; early retirement is defined as separation from service after attainment of age 55 with at least 10 years of service, five of which are as an executive officer.

(3)	Assumes performance corresponds to target award, except for performance shares where performance conditions have been satisfied, in which case market value of actual award is shown.

(4)	Shows payout under non-officer incentive plan in which Mr. Mondics participated prior to his promotion to an executive officer position.

(5)	Calculation of post-termination SERP benefits assumes the executive would receive benefits in the installment payment form at the earliest date he would be eligible. To calculate the estimated present value of the installments, a 4.25% discount rate and the three-segment interest rate structure in effect for January 2010 under Code section 417(e), with 3.23% for the first five years, 5.22% for the next 15 years, and 5.72% thereafter, are used.

(6)	Includes health care benefits, accidental death and dismemberment insurance, car allowance, gas and maintenance, annual physical examination, and annual financial planning and tax service reimbursement and related gross-up payments.

(7)	Proceeds are payable from third-party insurance policies.

*	Applied’s supplemental long-term disability (“LTD”) insurance, with premiums paid by the executive, provides a monthly disability benefit equal to 60% of monthly total compensation (monthly base salary plus the average of the three most recent years’ annual incentive compensation divided by 12), minus the basic plan benefit of 60% of base salary, up to a $3,000 per month maximum benefit. The aggregate maximum monthly LTD benefit, under the basic and supplemental programs, is $21,000. In addition, the SERP provides a monthly disability benefit to participants with five years of service as an executive officer (Mr. Mondics does not yet qualify) which, when added to the amounts payable under the basic and supplemental LTD programs, equals 1/12th of 60% of the average of the highest three of the last 10 calendar years of total compensation (base salary plus annual incentive).

Mark O. Eisele, Vice President — Chief Financial Officer & Treasurer

					Termination
					without
					Cause or
				Termination	for Good
	Termination			for Cause	Reason	Change in
	(No Change	Normal	Early	Following	Following	Control (No		Termination
Benefits and	in Control)	Retirement	Retirement	Change in	Change in	Termination)		due to
Payments	($)	($) (1)	($) (2)	Control ($)	Control ($)	($)	Death ($)	Disability ($)
Base Salary	0	0	0	0	1,314,000	0	0	0
Management Incentive Plan	0	0	0	0	788,400	0	0	0
Performance Grants/Shares (3)	0	0	0	0	0	295,707	295,707	295,707
SARs	0	0	0	0	0	97,574	97,574	97,574
RSUs	0	0	0	0	0	197,496	65,832	65,832
SERP (4)	0	0	0	0	0	3,084,525	1,456,445		*
Health Care and Welfare Benefits (5)	0	0	0	0	119,400	0	0	0
Life/Disability Insurance Proceeds (6)	0	0	0	0	0	0	1,692,328		*
Outplacement Services	0	0	0	0	20,000	0	0	0
Excise Tax Gross-Up	0	0	0	0	2,356,058	0	0	0
Total	0	0	0	0	4,597,858	3,675,302	3,607,886		*

(1)	“Normal retirement” under Applied’s plans is separation from service after attainment of age 65. Mr. Eisele is age 53 and therefore ineligible for normal retirement.

(2)	Mr. Eisele is ineligible for “early retirement” under Applied’s plans because he is only age 53; early retirement is defined as separation from service after attainment of age 55 with at least 10 years of service, five of which are as an executive officer.

(3)	Assumes performance corresponds to target award, except for performance shares where performance conditions have been satisfied, in which case market value of actual award is shown.

(4)	Calculation of post-termination SERP benefits assumes the executive would receive benefits in the installment payment form at the earliest date he would be eligible. To calculate the estimated present value of the installments, a 4.25% discount rate and the three-segment interest rate structure in effect for January 2010 under Code section 417(e), with 3.23% for the first five years, 5.22% for the next 15 years, and 5.72% thereafter, are used. The RP-2000 Disability Mortality Table for males and a 4.25% interest rate are used in valuing the disability benefits.

(5)	Includes health care benefits, accidental death and dismemberment insurance, car allowance, gas and maintenance, annual physical examination, and annual financial planning and tax service reimbursement and related gross-up payments.

(6)	Proceeds are payable from third-party insurance policies and the SERP.

*	Applied’s supplemental long-term disability (“LTD”) insurance, with premiums paid by the executive, provides a monthly disability benefit equal to 60% of monthly total compensation (monthly base salary plus the average of the three most recent years’ annual incentive compensation divided by 12), minus the basic plan benefit of 60% of base salary, up to a $3,000 per month maximum benefit. The aggregate maximum monthly LTD benefit, under the basic and supplemental programs, is $21,000. In addition, the SERP provides a monthly disability benefit to participants with five years of service as an executive officer which, when added to the amounts payable under the basic and supplemental LTD programs, equals 1/12th of 60% of the average of the highest three of the last 10 calendar years of total compensation (base salary plus annual incentive).

Fred D. Bauer, Vice President — General Counsel & Secretary

					Termination
					without
					Cause or
				Termination	for Good
	Termination			for Cause	Reason	Change in
	(No Change	Normal	Early	Following	Following	Control (No		Termination
Benefits and	in Control)	Retirement	Retirement	Change in	Change in	Termination)		due to
Payments	($)	($) (1)	($) (2)	Control ($)	Control ($)	($)	Death ($)	Disability ($)
Base Salary	0	0	0	0	1,065,000	0	0	0
Management Incentive Plan	0	0	0	0	564,450	0	0	0
Performance Grants/Shares (3)	0	0	0	0	0	214,771	214,771	214,771
SARs	0	0	0	0	0	70,609	70,609	70,609
RSUs	0	0	0	0	0	144,324	48,108	48,108
SERP (4)	0	0	0	0	0	660,773	512,242		*
Health Care and Welfare Benefits (5)	0	0	0	0	119,200	0	0	0
Life/Disability Insurance Proceeds (6)	0	0	0	0	0	0	1,291,968		*
Outplacement Services	0	0	0	0	20,000	0	0	0
Excise Tax Gross-Up	0	0	0	0	0	0	0	0
Total	0	0	0	0	1,768,650	1,090,477	2,137,698		*

(1)	“Normal retirement” under Applied’s plans is separation from service after attainment of age 65. Mr. Bauer is age 44 and therefore ineligible for normal retirement.

(2)	Mr. Bauer is ineligible for “early retirement” under Applied’s plans because he is only age 44; early retirement is defined as separation from service after attainment of age 55 with at least 10 years of service, five of which are as an executive officer.

(3)	Assumes performance corresponds to target award, except for performance shares where performance conditions have been satisfied, in which case market value of actual award is shown.

(4)	Calculation of post-termination SERP benefits assumes the executive would receive benefits in the installment payment form at the earliest date he would be eligible. To calculate the estimated present value of the installments, a 4.25% discount rate and the three-segment interest rate structure in effect for January 2010 under Code section 417(e), with 3.23% for the first five years, 5.22% for the next 15 years, and 5.72% thereafter, are used. The RP-2000 Disability Mortality Table for males and a 4.25% interest rate are used in valuing the disability benefits.

(5)	Includes health care benefits, accidental death and dismemberment insurance, car allowance, gas and maintenance, annual physical examination, and annual financial planning and tax service reimbursement and related gross-up payments.

(6)	Proceeds are payable from third-party insurance policies and the SERP.

*	Applied’s supplemental long-term disability (“LTD”) insurance, with premiums paid by the executive, provides a monthly disability benefit equal to 60% of monthly total compensation (monthly base salary plus the average of the three most recent years’ annual incentive compensation divided by 12), minus the basic plan benefit of 60% of base salary, up to a $3,000 per month maximum benefit. The aggregate maximum monthly LTD benefit, under the basic and supplemental programs, is $21,000. In addition, the SERP provides a monthly disability benefit to participants with five years of service as an executive officer which, when added to the amounts payable under the basic and supplemental LTD programs, equals 1/12th of 60% of the average of the highest three of the last 10 calendar years of total compensation (base salary plus annual incentive).

Jeffrey A. Ramras, Vice President — Supply Chain Management

					Termination
					without
					Cause or
				Termination	for Good
	Termination			for Cause	Reason	Change in
	(No Change	Normal	Early	Following	Following	Control (No		Termination
Benefits and	in Control)	Retirement	Retirement	Change in	Change in	Termination)		due to
Payments	($)	($) (1)	($) (2)	Control ($)	Control ($)	($)	Death ($)	Disability ($)
Base Salary	0	0	0	0	1,050,000	0	0	0
Management Incentive Plan	0	0	0	0	525,000	0	0	0
Performance Grants/Shares (3)	0	0	162,605	0	0	162,605	162,605	162,605
SARs	0	0	51,392	0	0	51,392	51,392	51,392
RSUs	0	0	36,292	0	0	108,876	36,292	36,292
SERP (4)	0	0	0	0	0	1,303,415	413,668		*
Health Care and Welfare Benefits (5)	0	0	0	0	78,500	0	0	0
Life/Disability Insurance Proceeds (6)	0	0	0	0	0	0	1,279,812		*
Outplacement Services	0	0	0	0	20,000	0	0	0
Excise Tax Gross-Up	0	0	0	0	1,313,399	0	0	0
Total	0	0	250,289	0	2,986,899	1,626,288	1,943,769		*

(1)	“Normal retirement” under Applied’s plans is separation from service after attainment of age 65. Mr. Ramras is age 55 and therefore ineligible for normal retirement.

(2)	“Early retirement” is defined as separation from service after attainment of age 55 with at least 10 years of service, five of which are as an executive officer.

(3)	Assumes performance corresponds to target award, except for performance shares where performance conditions have been satisfied, in which case market value of actual award is shown.

(4)	Calculation of post-termination SERP benefits assumes the executive would receive benefits in the installment payment form at the earliest date he would be eligible. To calculate the estimated present value of the installments, a 4.25% discount rate and the three-segment interest rate structure in effect for January 2010 under Code section 417(e), with 3.23% for the first five years, 5.22% for the next 15 years, and 5.72% thereafter, are used. The RP-2000 Disability Mortality Table for males and a 4.25% interest rate are used in valuing the disability benefits.

(5)	Includes health care benefits, accidental death and dismemberment insurance, car allowance, gas and maintenance, annual physical examination, and annual financial planning and tax service reimbursement and related gross-up payments.

(6)	Proceeds are payable from third-party insurance policies and the SERP.

*	Applied’s supplemental long-term disability (“LTD”) insurance, with premiums paid by the executive, provides a monthly disability benefit equal to 60% of monthly total compensation (monthly base salary plus the average of the three most recent years’ annual incentive compensation divided by 12), minus the basic plan benefit of 60% of base salary, up to a $3,000 per month maximum benefit. The aggregate maximum monthly LTD benefit, under the basic and supplemental programs, is $21,000. In addition, the SERP provides a monthly disability benefit to participants with five years of service as an executive officer which, when added to the amounts payable under the basic and supplemental LTD programs, equals 1/12th of 60% of the average of the highest three of the last 10 calendar years of total compensation (base salary plus annual incentive).

COMPENSATION COMMITTEE REPORT

The Executive Organization & Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on the review and discussions, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the annual report on Form 10-K for the fiscal year ended June 30, 2010, filed with the SEC.

EXECUTIVE ORGANIZATION &
COMPENSATION COMMITTEE

William G. Bares, Chair
John F. Meier
Peter C. Wallace

AUDIT COMMITTEE REPORT

The Audit Committee is composed solely of independent directors, as determined by the Board according to applicable laws and SEC and NYSE rules, and operates under a written charter. The charter is posted via hyperlink from the investor relations area of Applied’s website at www.applied.com.

In performing its responsibilities relating to the audit of Applied’s consolidated financial statements for the fiscal year ended June 30, 2010, the committee reviewed and discussed the audited financial statements with management and Applied’s independent auditors, Deloitte & Touche. The committee also discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The independent auditors also provided to the committee the letter and written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The committee discussed with Deloitte & Touche their independence and also considered whether their provision of non-audit services to Applied is compatible with maintaining their independence.

Based on the reviews and discussions described above, the committee recommended to the Board that the audited financial statements be included in Applied’s 2010 annual report on Form 10-K for filing with the SEC.

AUDIT COMMITTEE

Thomas A. Commes, Chair
J. Michael Moore
Dr. Jerry Sue Thornton
Stephen E. Yates

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Applied’s executive officers and directors, and persons who beneficially own more than 10% of Applied’s stock, must file initial reports of ownership and reports of changes in ownership with the SEC and furnish copies to Applied.

Based solely on a review of forms furnished to us and written representations from Applied’s executive officers and directors, we believe that during the fiscal year ended June 30, 2010 all filing requirements were satisfied on a timely basis except that, during the year, one of our directors, Dr. Jerry Sue Thornton, identified, and filed a late report for, two fiscal 2009 sales of 1,835 shares and 2,828 shares, respectively.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Proposals by shareholders for inclusion in our 2011 annual meeting proxy statement must be received by Applied’s Secretary at 1 Applied Plaza, Cleveland, Ohio 44115, no later than May 12, 2011. Under Ohio law, only proposals included in the meeting notice may be raised at a meeting of shareholders. Accordingly, if you wish to nominate a candidate for director or bring other business from the floor of the 2011 annual meeting, you must notify the Secretary in writing by August 26, 2011.

HOUSEHOLDING INFORMATION

Only one copy of this proxy statement and annual report is being delivered to multiple shareholders sharing an address unless Applied received contrary instructions from one or more of the shareholders.

If a shareholder at a shared address to which single copies of the proxy statement and annual report were delivered wishes to receive a separate copy of the proxy statement or annual report, he or she should contact Applied’s registrar and transfer agent, Computershare Trust Company, N.A., by telephoning 1-800-988-5291 or by writing to Computershare at P.O. Box 43078, Providence, Rhode Island 02940-3078. The shareholder will be delivered, without charge, a separate copy of the proxy statement or annual report promptly upon request.

If shareholders at a shared address currently receiving multiple copies of the proxy statement and annual report wish to receive only a single copy of these documents, they should contact Computershare in the manner provided above.

OTHER MATTERS

The Board of Directors does not know of any other matters to be presented at the meeting. If other matters requiring a shareholder vote arise, including the question of adjourning the meeting, the persons named on the accompanying proxy card will vote your shares according to their judgment in the interests of Applied.

By order of the Board of Directors.

Fred D. Bauer
Vice President-General Counsel
& Secretary

September 9, 2010

C123456789

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000004	000000000.000000 ext 000000000.000000 ext
000000000.000000 ext           000000000.000000 ext
000000000.000000 ext           000000000.000000 ext

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by Monday, October 25, 2010 (Thursday, October 21, 2010 for Retirement Savings Plan or Supplemental Defined Contribution Plan participants).

Vote by Internet • Log on to the Internet and go to www.investorvote.com/AIT • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card/Instruction Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 – William G. Bares	☐	☐	02 – L. Thomas Hiltz	☐	☐	03 – Edith Kelly-Green	☐	☐

		For	Against	Abstain

2.	Ratification of appointment of independent auditors.	☐	☐	☐

In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ / 2010

■	C 3	1234567890 1 A V	1 0 1	4	J N T 1 9 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+
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CONSIDER RECEIVING FUTURE APPLIED INDUSTRIAL TECHNOLOGIES, INC. PROXY MATERIALS VIA THE INTERNET!
Consider receiving future Applied Industrial Technologies, Inc. proxy notifications in electronic form rather than in print form. While voting via the Internet, just provide your e-mail address where indicated and click the box to give your consent. Electronic delivery saves Applied a significant portion of the costs associated with printing and mailing annual meeting materials. If you consent to electronic delivery of meeting materials, you will receive an e-mail with links to all annual meeting materials and to the online proxy voting site for every annual meeting. If you do not consent to electronic delivery, you will continue to receive the proxy notification in the mail.
Accessing the Applied Industrial Technologies, Inc. annual report and proxy materials via the Internet may result in charges to you from your Internet service provider and/or telephone companies.
DIRECTIONS TO MEETING
You may access directions to attend the meeting at www.investorvote.com/AIT.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy/Instruction Card — Applied Industrial Technologies, Inc.

Proxy Solicited on Behalf of the Board of Directors
The undersigned appoints David L. Pugh, Benjamin J. Mondics, and Mark O. Eisele, and each of them, as proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of Applied Industrial Technologies, Inc., on October 26, 2010, and any adjournments, and to represent and vote the shares which the undersigned is entitled to vote on the following matters as directed on the reverse side.
When properly executed, these instructions will be voted in the manner directed on the reverse side of this card; if you do not provide direction, this proxy will be voted FOR Items 1 and 2.

NOTICE TO PARTICIPANTS IN THE RETIREMENT SAVINGS PLAN
AND/OR SUPPLEMENTAL DEFINED CONTRIBUTION PLAN
This card also constitutes voting instructions for participants in the Applied Industrial Technologies, Inc. Retirement Savings Plan and/or Supplemental Defined Contribution Plan. A participant who signs on the reverse side hereby instructs Wells Fargo Bank, N.A., Trustee, to vote all the shares of Applied’s common stock allocated to the participant’s account(s) in the plan(s) and any shares not otherwise directed under the Retirement Savings Plan, at the Annual Meeting of Shareholders. If no voting instructions are provided on a properly executed card, the shares will be voted FOR items 1 and 2.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
YOUR VOTE IS IMPORTANT!
PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE
OR VOTE BY TELEPHONE OR INTERNET PURSUANT TO THE INSTRUCTIONS ON THE REVERSE.
SEE REVERSE SIDE

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MR ANDREW SAMPLE 1234 AMERICA DRIVE ANYWHERE, IL 60661
IMPORTANT SHAREHOLDER MEETING INFORMATION
— YOUR VOTE COUNTS!

Shareholder Meeting Notice

Important Notice Regarding the Availability of Proxy Materials for the
Applied Industrial Technologies, Inc. Annual Meeting of Shareholders to be Held on October 26, 2010
Under new Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!
This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at:

Easy Online Access — A Convenient Way to View Proxy Materials and Vote
When you go online to view materials, you can also vote your shares.
Step 1: Go to www.investorvote.com/AIT.
Step 2: Click the View button(s) to access the proxy materials.
Step 3: Return to the investorvote.com window and follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.
When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials — If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before October 15, 2010 to facilitate timely delivery.

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<STOCK#>             018BGA

Shareholder Meeting Notice
The Applied Industrial Technologies, Inc. Annual Meeting of Shareholders will be held on October 26, 2010, at 10:00 a.m. ET, at Applied’s corporate headquarters, 1 Applied Plaza, East 36th Street and Euclid Avenue, Cleveland, Ohio 44115.
Proposals to be voted on at the meeting, or any adjournments, are listed below along with the recommendations of the Board of Directors.
The Board of Directors recommends that you vote FOR the listed director nominees and FOR Proposal 2.
1.	Election of Directors:
01- William G. Bares, 02 — L. Thomas Hiltz, 03 — Edith Kelly-Green

2.	Ratification of the Audit Commitee’s appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending June 30, 2011.
In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.
PLEASE NOTE — YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online by Thursday, October 21, 2010, or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.
You may access directions to attend the meeting at www.investorvote.com/AIT.

Here’s how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or e-mail options below.

E-mail copies: Current and future e-mail delivery requests must be submitted via the Internet following the instructions below. If you request an e-mail copy of current materials you will receive an e-mail with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.
→	Internet — Go to www.investorvote.com/AIT. Follow the instructions to log in and order a paper or e-mail copy of the current meeting materials and submit your preference for e-mail or paper delivery of future meeting materials.

→	Telephone — Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

→	E-mail — Send e-mail to investorvote@computershare.com with “Proxy Materials Applied Industrial Technologies,Inc.” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the e-mail that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by October 15, 2010.

018BGA